FIRST AMENDMENT AND RESTATEMENT
                              OF SERVICES AGREEMENT

     FIRST AMENDMENT AND RESTATEMENT OF SERVICES AGREEMENT, dated as of June 13, 1997 (this "Agreement"), by and among CONTEMPORARY HEALTHCARE MANAGEMENT, INC., a New Jersey corporation ("CHCM"), BLUE CROSS AND BLUE SHIELD OF NEW JERSEY, INC., a New Jersey health service corporation ("BCBSNJ"), CAREADVANTAGE HEALTH SYSTEMS, INC., a Delaware corporation ("CAHS"), and CAREADVANTAGE, INC., a Delaware corporation ("CAI").

                              W I T N E S S E T H :

     WHEREAS, CHCM provides certain managed care services to managed care organizations and others, including, without limitation, utilization review services, utilization management services and certain technical, communication and administrative support services in connection with the foregoing services and the provision of health care services; and

     WHEREAS,   BCBSNJ   provides   indemnity   health   benefits   and  certain
administrative services to the Serviced Population (as hereinafter defined); and

     WHEREAS, as of February 22, 1996 (the "Effective Date"), the parties entered into an agreement (the "Original Agreement") wherein CHCM was retained by BCBSNJ as BCBSNJ's exclusive provider of the Services (as hereinafter defined) with respect to the Serviced Population; and

     WHEREAS, the parties desire to amend and restate the Original Agreement, effective as of the date first set forth above (the "Restatement Date");

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions.

     As used in this Agreement, the following terms shall have the following meanings:

     1.1. "Acceptable Policies" is defined in Section 14.3 hereof.

     1.2. "Actual Current Year's Days" shall mean, for each Fully-Insured Market Segment in any BCBSNJ Fiscal Year, the actual number of days incurred per thousand members of the Serviced Population in such Fully-Insured Market Segment during such BCBSNJ Fiscal Year.

     1.3. "Actual Prior Year's Days" shall mean (i) for each Fully-Insured Market Segment in any BCBSNJ Fiscal Year other than the 2000 BCBSNJ Fiscal Year, the actual number of days incurred per thousand members of the Serviced Population in such Fully-Insured Market Segment during the immediately preceding BCBSNJ Fiscal Year and (ii) for each Fully-Insured Market Segment in the 2000 BCBSNJ Fiscal Year, the actual number of days incurred per thousand members of the Serviced Population in such Fully-Insured Market Segment during the first six (6) months of the 1999 BCBSNJ Fiscal Year.

     1.4. "Actuarial Cost Per Day" shall mean Nine Hundred Eighty-Seven Dollars ($987), unless otherwise agreed by the parties.

     1.5. "Affiliate" shall mean, with respect to any party hereto, any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with such party. As used in this
Section 1.5, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     1.6. "Agreement" is defined in the introductory paragraph hereof.

     1.7. "Annualized Bonus Amount" shall mean, for any BCBSNJ Fiscal Year as of any date of calculation, twenty-five percent (25%) of the sum of the following products, calculated separately for each Fully-Insured Market Segment in the applicable BCBSNJ Fiscal Year:

          (a) the difference, whether positive or negative, calculated by subtracting, for such Fully-Insured Market Segment, the Actual Current Year's Days from the Target Days; multiplied by

          (b) the Actuarial Cost Per Day; multiplied by


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

          (c) the average number of members of the Serviced Population in such Fully-Insured Market Segment for such BCBSNJ Fiscal Year divided by One Thousand (1,000).

     1.8. "BCBSNJ" is defined in the introductory paragraph hereof.

     1.9. "BCBSNJ Fiscal Quarter" shall mean each full or partial fiscal quarter of BCBSNJ occurring during or after the Term.

     1.10. "BCBSNJ Fiscal Year" shall mean each full or partial fiscal year of BCBSNJ occurring during the Term.

     1.11. "BCBSNJ Policies" is defined in Section 5.1(a)(i) hereof.

     1.12. "Brennan" is defined in Section 10.2(a)(vii) hereof.

     1.13. "CAHS" is defined in the introductory paragraph hereof.

     1.14. "CAI" is defined in the introductory paragraph hereof.

     1.15. "CHCM" is defined in the introductory paragraph hereof.

     1.16. "CHCM's Costs" shall mean, with respect to any item, the direct cost of such item to CHCM (or CAI or CAHS, as the case may be), net of any related savings (the "Net Costs") plus ten percent (10%) of such Net Costs as an allowance for general and administrative costs, plus ten percent (10%) of such Net Costs as an allowance for profit.

     1.17. "Confidential Information" shall mean:

          (a) the UR/UM Materials;

          (b) any forms, policies, procedures, manuals and materials of any kind created, owned or provided by a party hereto in connection with, or with respect to, the Services;

          (c) any information or data relating to the Services or this Agreement that is made available by a party hereto to another party hereto and (i) is marked confidential, or at the time of its being made available, is otherwise indicated to be confidential, or (ii) within thirty (30) days after such information or data is first made available, is indicated in writing to be confidential;


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

          (d) any derivative works based on the materials, information or data described in subclauses (b) and (c) above; and

          (e) with respect to the confidentiality obligations hereunder of CHCM, CAHS and CAI only, (i) Patient Information, (ii) any and all information or data (whether patient specific, account specific, aggregates thereof or otherwise) relating to the cost or utilization of health care services provided to, or received by, the Serviced Population or any other individual covered by any BCBSNJ health care benefit plan, (iii) any and all information or data relating to the health of the Serviced Population or any other individual covered by any BCBSNJ health care benefit plan (including, without limitation, an individual's health care history, diagnosis, condition, treatment or evaluation), (iv) any and all lists (or any portions thereof) of individuals covered by any BCBSNJ health care benefit plan and the groups to which such individuals belong, (v) any and all software data that is the property of BCBSNJ, (vi) any and all information or data obtained or accessed by CHCM, CAI or CAHS as a result of, or by means of, the on-line access to the information systems of BCBSNJ provided pursuant to Section 6.2 hereof, (vii) any and all information or data created or generated in connection with the provision of Services hereunder and (viii) any derivative works based on the foregoing information, data or materials described in subclauses (i) through (vii) above;

provided, however, that Confidential Information shall not mean information or data that: (w) was previously known to the receiving party at the time of disclosure and is not subject to an existing agreement of confidence between the applicable parties, (x) is subject to an existing agreement of confidence between the applicable parties, (y) is publicly known through no act or omission by the receiving party or (z) otherwise is disclosed to the receiving party by a third party having the legal right to make such disclosure.

     1.18. "Contract" shall mean any contract, agreement, lease, license or other legally binding commitment, obligation or arrangement, whether oral or written, express or implied.

     1.19. "Customer Dissatisfaction" shall mean (a) a materially adverse aggregate response regarding the quality of Services performed by, or the personnel or staff of, CHCM, CAI and/or CAHS, as measured by customer satisfaction surveys ("Customer Surveys"), the form and substance of which have been approved by CHCM, which approval shall not be unreasonably withheld, conducted (i) in accordance with all applicable BCBSNJ Policies and/or Performance Standards and (ii) by an independent Person specializing in the conduct of surveys, reasonably acceptable to and mutually agreed by BCBSNJ and CHCM (a "Survey Person"), or (b) a materially adverse series of responses or complaints received by BCBSNJ with respect to the Serviced Population regarding the quality of Services performed by, or the personnel or staff of, CHCM, CAI and/or CAHS.


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

     1.20. "Customer Surveys" is defined in Section 1.19 hereof.

     1.21. "Damages" is defined in Section 14.1(a) hereof.

     1.22. "Designated Employees" is defined in Section 5.5 hereof.

     1.23.  "Equity  Securities" shall have the meaning ascribed to such term in
Section 3 of the Exchange Act.

     1.24. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect from time to time.

     1.25.  "Exposed  Lives" shall mean,  as to any Market  Segment,  the agreed number of Persons included within such Market Segment for purposes of calculating payments required to be made pursuant to Section 4.1(b)(ii) hereof, based on BCBSNJ's conversion factors for calculating Exposed Lives from Exposed Subscribers. The aggregate number of Exposed Lives in all Market Segments shall be deemed to be Seven Hundred Eighty Thousand (780,000) for the nine-month period commencing January 1, 1997, distributed as follows among the Market Segments, based on the following number of Exposed Subscribers:

     Market Segment                   Exposed Lives        Exposed Subscribers
     --------------                   -------------        -------------------

Individual Under 65 CMM                  64,762                   38,784

Individual Under 65 non-CMM              13,493                    9,107

Small Employer                           72,964                   35,391

Corporate 50-99                          23,139                   10,095

Corporate 100+                          282,495                  110,413

National Accounts                        46,683                   19,681

State Account                           216,135                   91,426

Other Government Accounts                60,329                   23,013
                                        -------                  -------

         Total                          780,000                  337,910


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

The number of Exposed Lives in each Market Segment shall be updated by BCBSNJ, and BCBSNJ shall provide written notice of such update to CHCM, (i) on each September 1 and March 1 during the Term, beginning on September 1, 1997, and
(ii) on the first day of such other months as may be appropriate if, due to changes in the size of the Serviced Population or otherwise, the aggregate number of Exposed Lives is proposed to change by more than five percent (5%) from its then current level. Any such update shall be effective beginning in the first Service Month following the month in which BCBSNJ provides notice of the update to CHCM; provided, however, that in any case where BCBSNJ gives notice later than the first day of the required month, such update shall be effective in the second Service Month following the month in which BCBSNJ provides notice of the update to CHCM.

     1.26. "Exposed Subscribers" shall mean the Exposed Lives excluding those covered individuals that are dependents of enrollees as determined by BCBSNJ.

     1.27. "For Cause Event of Termination" is defined in Section 10.2(a) hereof.

     1.28. "Fully-Insured Market Segment" shall mean the following Market Segments and each other fully-insured Market Segment as to which BCBSNJ gives notice to CHCM from time to time during the Term in accordance with the terms hereof in its sole and absolute discretion:

          (a) Individual Under 65 CMM;

          (b) Individual Under 65 non-CMM;

          (c) Small Employer; and

          (d) Corporate 50-99.

     1.29. "GAAP" shall mean generally accepted accounting principles (as such principles may change from time to time) applied on a consistent basis, which shall include, but not be limited to, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors or successors.

     1.30. "Governmental Authorities" shall mean any and all governmental, legislative, administrative, judicial (including, without limitation, as pertaining to arbitration tribunals or other bodies) or regulatory agencies, commissions, boards, bureaus, departments, bodies, instrumentalities or other authorities having jurisdiction over any or all of the parties hereto and/or the transactions contemplated by this Agreement.

     1.31. "Guaranteed Obligations" is defined in Section 9.1 hereof.


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

     1.32. "Indemnified Party" is defined in Section 14.2 hereof.

     1.33. "Indemnifying Party" is defined in Section 14.2 hereof.

     1.34. "Interim Payment" shall mean Eight Hundred Thirty-Three Thousand, Three Hundred Thirty-Three Dollars ($833,333).

     1.35. "Interim Services Agreement" shall mean the Interim Services Agreement, dated as of April 1, 1995 by and among CHCM, BCBSNJ, CAHS and CAI, as in effect on the date hereof.

     1.36. "Law" shall mean any law (including, without limitation, common law and Federal, state and local law), constitution, statute, treaty, rule, regulation, code, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

     1.37. "License" shall mean any certificate, license, permit, right, application, filing, registration, franchise, approval or other authorization necessary for the provision of Services hereunder.

     1.38. "Local 54 Contract" shall mean the Administrative Services Contract commencing October 1, 1996 between BCBSNJ and the Union.

     1.39. "Local 54 Process" shall mean the provision by CHCM of such services as are contemplated by the Local 54 Contract.

     1.40.  "Market  Segment"  shall mean each market segment listed on Schedule
1.40 attached hereto and each other market segment to be included hereunder of which BCBSNJ gives notice to CHCM from time to time during the Term in accordance with the terms hereof in its sole and absolute discretion.

     1.41. "Marks" shall mean any trademark, trade name, servicemark or service name owned and/or utilized by any or all of BCBSNJ and its Affiliates.

     1.42. "MEDecision License" is defined in Section 11.4 hereof.

     1.43. "Modified Day" shall mean a day of inpatient hospitalization claimed with respect to an Exposed Life following inpatient admission, but for which a determination is made by CHCM that such day of inpatient hospitalization is not medically appropriate, provided that such determination is maintained through a completed appeals process. Any determination overturned on appeal for administrative reasons, rather than for medical appropriateness reasons, shall be deemed to have been maintained through a completed


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

appeals process unless the basis for such determination having been overturned is a failure by CHCM to satisfy its obligations under this Agreement.

     1.44. "Moral Turpitude" shall mean any act or omission that constitutes a felony under any applicable Law or civil fraud or deceit.

     1.45. "Original Agreement" is defined in the recitals hereto.

     1.46. "Patient Information" shall mean any and all information or data relating to the health of any member of the Serviced Population (including, without limitation, an individual's health care history, diagnosis, condition, treatment or evaluation) and any derivative works based on the foregoing information or data.

     1.47. "Performance Standards" shall mean:

          (a) all performance standards and measures required by any applicable Law (including, for this purpose only, at the discretion of the Senior Vice President Health Industry Services of BCBSNJ, any Law applicable to health maintenance organizations in the State of New Jersey);

          (b) all performance standards and measures customary for statewide or regional industry practice;

          (c) all performance standards and measures agreed to by BCBSNJ and any of its customers from time to time during the Term of which BCBSNJ gives notice to CAI, CHCM and CAHS in accordance with the terms hereof; and

          (d) all performance standards and measures set forth on Schedule 1.47 attached hereto;

provided, however, that BCBSNJ agrees to pay to CHCM CHCM's Costs attributable to any changes subsequent to the Effective Date in the performance standards and measures identified in clause (c) of this Section 1.47 (other than those changes made at the request or recommendation of either CAI, CAHS or CHCM which are not likely, in BCBSNJ's reasonable judgment, to enhance the benefits to BCBSNJ and its customers expected to be generated by operation of this Agreement).

     1.48. "Person" shall mean any individual, partnership, firm, enterprise, corporation or other entity.

     1.49. "Post-Termination License Agreement" is defined in Section 10.3(a)(i) hereof.


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

     1.50. "Restatement Date" is defined in the recitals hereto.

     1.51. "Restrictive Covenants" is defined in Section 13.1 hereof.

     1.52. "Serviced Population" shall mean:

          (a) any and all individuals covered by BCBSNJ indemnity health benefits plans;

          (b) where specified by any applicable BCBSNJ customer, all applicable individuals covered by an administrative services contract between such customer and BCBSNJ;

          (c) where specified by any applicable BCBSNJ customer, any and all individuals covered by "Administrative Services Only" arrangements; and

          (d) all applicable covered individuals with respect to any new categories of BCBSNJ customers requiring utilization review or utilization management services;

in each case, if and to the extent BCBSNJ gives notice to CHCM from time to time during the Term in its sole and absolute discretion.

     1.53. "Service Month" shall mean each calendar month during the Term.

     1.54. "Services" shall mean, in connection with the provision of health care:

          (a) development of review protocols, guidelines and standards, which must be approved by BCBSNJ in advance of their application and which BCBSNJ may, from time to time, in its sole and absolute discretion, modify;

          (b) pre-certification services, including, without limitation, pre-admission review, pre-certification of selected surgical/diagnostic procedures, pre-certification of selected outpatient/ambulatory procedures, assignment of initial length of hospital stay;

          (c) concurrent review services, including, without limitation, appropriate concurrent inpatient service review, regular reassessment of length of stay assignment, discharge planning support and outpatient service coordination;

          (d)  procedure   certification/mandatory   second   surgical   opinion
     services,   including,   without   limitation,   provision  for  telephonic
     interviewing of patients and


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

     their  attending   physicians  for  evaluation  of  proposed  surgical  and
     diagnostic procedures with respect to appropriateness of care;

          (e) large medical case management (including, without limitation, management of medical cases involving long-term or catastrophic illnesses to ensure cost-effective utilization of benefits), as such cases are identified using BCBSNJ-approved criteria attached hereto as Schedule 1.54, which criteria may be amended from time to time by BCBSNJ in its sole and absolute discretion;

          (f) focused and random retrospective review services for medical cases that were or should have been subject to pre-certification or concurrent services adequate to maintain optimal function of the other Services with respect to such cases, and such retrospective review services shall include, without limitation, retrospective medical record review, analysis and evaluation of medical appropriateness, hospital admission and length of stay trends, level and quality of care and changes in medical care patterns;

          (g) account education and relations services relating to utilization review and utilization management, including, without limitation, provision of communications materials to support the BCBSNJ marketing divisions in their dealings with BCBSNJ customers and the Serviced Population, the cost of such materials to be reasonably agreed upon by the parties (other than utilization reporting materials prepared in the ordinary course of business, which shall be provided without charge by CHCM);

          (h) fulfillment of communication and reporting requirements, including, without limitation, communication to BCBSNJ of all decisions regarding medical appropriateness of pre-certification, concurrent review, pre-procedure review and large medical case management;

          (i) fulfillment of customer service requirements and responsibility for direct communications with all BCBSNJ customers, Serviced Population, patients and their families and with all physicians, hospitals and other providers, in each case relating to Services;

          (j) establishment and maintenance of required mechanisms for appeals by members of the Serviced Population and provision of technical and administrative support for BCBSNJ's appeals mechanisms;

          (k) assisting BCBSNJ in the development of the utilization review and utilization management components of future BCBSNJ products and lines of business; and


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

          (l) any other services similar or ancillary to any of the foregoing Services mutually agreed upon by BCBSNJ and CHCM;

as all of the foregoing is more fully described on Schedule 1.54A attached hereto. To the extent of any inconsistency between the terms of Schedule 1.54A hereto relating to the Services or the provision thereof and the terms of other provisions of this Agreement, such terms of Schedule 1.54A hereto shall govern and apply.

     1.55. "Specialty Advisory Process" shall mean formation of regional specialty advisory committees ("Committees") for, on average, two (2) clusters of approximately five (5) network hospitals per cluster per six (6) month period during the term of the Specialty Advisory Process involving medical specialists from those hospitals in selected, high prevalence clinical specialties in the development and implementation of length-of-stay parameters. Committees for each cluster will be formed in three (3) or more specialties. Two (2) meetings of each Committee in each hospital cluster will be held. After three (3) clusters of hospitals have been involved, in each specialty, guidelines of the several Committees will be melded. The Specialty Advisory Process will also include the performance of matched specialty concurrent reviews focused on each hospital cluster for which Committee meetings are held during any BCBSNJ Fiscal Quarter. A twenty percent (20%) sample of concurrent reviews, approximately, will be forwarded to consultants on retainer to CAI for review and discussion with attending physicians.

     1.56. "Survey Person" is defined in Section 1.19 hereof.

     1.57. "Target Days" shall mean

          (a) with respect to the 1997 BCBSNJ Fiscal Year, the difference calculated by subtracting thirty-five (35) from the Actual Prior Year's Days;

          (b) with respect to the 1998 BCBSNJ Fiscal Year, the difference calculated by subtracting twenty-five (25) from the Actual Prior Year's Days;

          (c) with respect to the 1999 BCBSNJ Fiscal Year, the difference calculated by subtracting fifteen (15) from the Actual Prior Year's Days; and

          (d) with respect to the 2000 BCBSNJ Fiscal Year, the difference calculated by subtracting fifteen (15) from the Actual Prior Year's Days.

     1.58. "Term" is defined in Section 3 hereof.

     1.59. "Termination Payment" is defined in Section 10.1(b)(i) hereof.


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

     1.60. "Union" shall mean the Hotel Employees and Restaurant Employees International Union Welfare Fund.

     1.61. "URAC" shall mean the Utilization Review Accreditation Commission or its successors.

     1.62. "UR/UM Materials" shall mean any and all (a) methods, processes, manuals, trade secrets and other proprietary information used by CHCM in rendering utilization review and utilization management services (or any other Services or any other services similar or ancillary to any of the Services) regardless of where provided, (b) software owned or used by CHCM and (c) improvements, enhancements, modifications, updates and corrections with respect to any of the foregoing, as and when same are released.

     1.63. "Without Cause Termination Date" is defined in Section 10.1(a) hereof.

2. Appointment of Exclusive Services Provider.

     As of the Effective Date, BCBSNJ hereby appoints CHCM, and CHCM hereby accepts appointment as, the exclusive provider of Services with respect to the Serviced Population upon the terms and conditions set forth herein; provided, however, it is hereby acknowledged that, subject to Section 15.4 hereof, CAHS or CAI or a subcontractor may from time to time render Services hereunder.

3. Term.

     The term of this Agreement (the "Term") shall commence on the Effective Date and continue in effect until June 30, 2000, unless this Agreement is earlier terminated pursuant to Section 10 hereof. The parties agree to commence good faith discussions to extend this Agreement not later than June 30, 1999. In the event that the parties do not agree to extend this Agreement by December 31, 1999, then CAI, CAHS and CHCM shall take such actions prior to the end of the Term as may reasonably be requested by BCBSNJ to wind-up the relationship among the parties as of the end of the Term. Notwithstanding any term or condition contained in this Agreement to the contrary, none of the parties shall have any obligations under this Agreement, including, without limitation, those obligations arising under Section 4 hereof, prior to the Effective Date.

4. Compensation.

     4.1. Compensation. In consideration for the Services rendered hereunder to BCBSNJ and the performance of the other obligations under Section 5 hereof, BCBSNJ shall compensate CHCM as follows:


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

          (a) Closing Payment. On the Effective Date, BCBSNJ shall pay to CHCM an amount equal to the difference of:

               (i) the product of (A) the Interim Payment multiplied by (B) the number of full months between January 1, 1996 and the Effective Date; minus

               (ii) the net amount previously paid by BCBSNJ to CAHS under the Interim Services Agreement with respect to any period commencing on or after January 1, 1996.

          (b) Monthly Service Fee.

               (i) For each Service Month during the 1996 BCBSNJ Fiscal Year, including the Service Month during which the Effective Date occurs, BCBSNJ shall pay to CHCM, not later than fifteen (15) days following the end of such Service Month, the Interim Payment.

               (ii) For each Service Month commencing on or after January 1, 1997, BCBSNJ shall pay to CHCM, not later than fifteen (15) days following the end of each Service Month, with respect to each Market Segment identified on Schedule 1.40 attached hereto, the price set forth thereon with respect to such Market Segment for the applicable BCBSNJ Fiscal Year, multiplied by the corresponding number of Exposed Subscribers in such Market Segment during the applicable Service Month.

          (c) Other Monthly Payments. In addition to amounts otherwise payable to CHCM pursuant to this Section 4.1, BCBSNJ shall pay to CHCM, not later than fifteen (15) days following the end of each Service Month:

               (i) for each Service Month beginning on or after January 1, 1997, but only during the pendency of the Local 54 Process as described in
          Section 5.1(b) hereof, Five Thousand, Four Hundred Fifty-Eight Dollars ($5,458) per Service Month; provided, however, that amounts payable pursuant to this clause (i) shall be reduced to the extent, if any, that BCBSNJ is required to make any payments to the Union pursuant to paragraph 2 of Section C of Schedule B to the Local 54 Contract; and

               (ii) for each Service Month beginning on or after May 1, 1997, but only during the pendency of the Specialty Advisory Process as described in Section 5.1(c) hereof, Thirty-Three Thousand, Three Hundred Thirty-Three Dollars ($33,333) per Service Month.

          (d) Quarterly Bonus Payment. For each BCBSNJ Fiscal Quarter during the Term beginning on or after January 1, 1997, BCBSNJ shall pay to CHCM, not later than seventy-five (75) days following the end of such BCBSNJ Fiscal Quarter, an amount equal to sixty percent (60%) of one-fourth (1/4) of the Annualized Bonus Amount for the corresponding BCBSNJ Fiscal Year, projected as of the end of such BCBSNJ Fiscal Quarter, plus the amount (positive or negative) calculated by subtracting (i) aggregate payments pursuant to this clause (d) with respect to prior BCBSNJ Fiscal Quarters during such BCBSNJ Fiscal Year from (ii) the amount calculated by multiplying sixty percent (60%) of one-fourth (1/4) of the Annualized Bonus Amount for such BCBSNJ Fiscal Year, projected as of the end of such BCBSNJ Fiscal Quarter, by the number of prior BCBSNJ Fiscal Quarters during such BCBSNJ Fiscal Year. A sample quarterly payment calculation is attached for illustrative purposes only as Exhibit 4.1(d) hereto.

          (e) Annual Bonus Adjustment.

               (i) For each BCBSNJ Fiscal Year during the Term, beginning with the 1997 BCBSNJ Fiscal Year, BCBSNJ shall pay to CHCM, not later than
          (x) November 15 of the calendar year next succeeding such BCBSNJ Fiscal Year, in the case of the 1997, 1998 and 1999 BCBSNJ Fiscal
          Years, or (y) May 15, 2001, in the case of the 2000 BCBSNJ Fiscal Year, an amount equal to the positive difference, if any, calculated by subtracting:

                    (A) the aggregate  amount  previously paid by BCBSNJ to CHCM with respect to such BCBSNJ Fiscal Year pursuant to clause (d) of this Section 4.1; from

                    (B) the Annualized Bonus Amount for such BCBSNJ Fiscal Year, calculated as of the end of the third BCBSNJ Fiscal Quarter immediately following the end of such BCBSNJ Fiscal Year.

               (ii) In the event that the difference calculated pursuant to clause (i), above, is negative, then CHCM shall pay to BCBSNJ, not later than the applicable date specified in clause (i), an amount equal to the additive inverse of such difference.

               (iii) In addition to any amount otherwise payable pursuant to this clause (e) with respect to the 1997 BCBSNJ Fiscal Year, BCBSNJ shall pay to CHCM, on or prior to November 15, 1998, the amount, if any, that would have been payable as a "Bonus Payment" (as defined in the Original Agreement) with respect to the 1996 BCBSNJ Fiscal Year if each month in

          1996  had  been a  Service  Month  and  such  Bonus  Payment  had been
          calculated  in  accordance   with  Section   4.1(c)  of  the  Original
          Agreement.

     4.2. Shortfall Adjustment. In the event that the aggregate number of Modified Days during the 1997 BCBSNJ Fiscal Year is not equal to or greater than Twenty Thousand (20,000), then CHCM will pay to BCBSNJ, not later than February 15, 1998, the sum of Five Hundred Thousand Dollars ($500,000).

     4.3. Special Compensation Provisions Applicable to 1996. CAI, CAHS and CHCM acknowledge that BCBSNJ has paid CAHS and CHCM Ten Million Dollars ($10,000,000), in the aggregate, under the Interim Services Agreement and the Original Agreement with respect to the 1996 BCBSNJ Fiscal Year. Simultaneously with the execution and delivery of this Agreement, CHCM is executing and delivering to BCBSNJ a promissory note, guaranteed by CAI and CAHS, secured to the extent provided in, and otherwise in the form of, Exhibit 4.3 hereto, in the principal amount of One Million, Eight Hundred Sixty-Two Thousand, Eight Hundred Twenty-Three Dollars ($1,862,823), such amount representing the difference calculated by subtracting from Ten Million Dollars ($10,000,000) the sum of:

          (a) with respect to the first nine (9) months of the 1996 BCBSNJ Fiscal Year, Five Million, Six Hundred Eighty-Nine Thousand, Ninety Dollars ($5,689,090), such amount representing the aggregate amount that would have been payable as "Monthly Service Fees" (as defined in the Original Agreement) with respect to the first nine (9) months of the 1996 BCBSNJ Fiscal Year, if each such month had been a Service Month and such Monthly Service Fees had been calculated in accordance with Section 4.1(b)(y) of the Original Agreement; plus

          (b) with respect to the last three (3) months of the 1996 BCBSNJ Fiscal Year, Two Million, Fifteen Thousand Dollars ($2,015,000) in the aggregate; plus

          (c) with  respect  to the  November  1996 and  December  1996  Service
     Months, Four Hundred Sixteen Thousand, Seven Hundred Twelve Dollars ($416,712) in the aggregate (the "Assumed 1996 Bonus"), such amount representing the sum of:

               (i) One Hundred Fifty-Four Dollars ($154) for each Modified Day in excess of Five Hundred Eighty-Three (583) Modified Days, up to One Thousand, Eighty-Four (1,084) excess Modified Days, during each such Service Month; plus

               (ii) One Hundred Nine Dollars ($109) for each Modified Day in excess of One Thousand, Six Hundred Sixty-Seven (1,667) Modified Days during each such Service Month;

          assuming Two Thousand, Seventy-Four (2,074) Modified Days in the November 1996 Service Month and Two Thousand, Twenty (2,020) Modified Days in the December 1996 Service Month; provided, however, that the actual number of Modified Days in the November 1996 and December 1996 Service Months will be determined as of the date that is thirty (30) days after the Restatement Date (the "Adjustment Date"), based on information then available (such actual number of Modified Days, the "Adjusted Days"), and (x) if the difference calculated by subtracting the Assumed 1996 Bonus from the amount computed pursuant to the foregoing formula using the Adjusted Days is greater than zero, then BCBSNJ will immediately pay to CHCM the amount of such difference, and
          (y) if such difference is less than zero, then CHCM will immediately pay to BCBSNJ an amount equal to the additive inverse of such difference; plus

          (d) with respect to the Local 54 Process, Sixteen Thousand, Three Hundred Seventy-Five Dollars ($16,375) in the aggregate.

     4.4. Compensation Dependent Upon Execution. Notwithstanding the provisions of Section 4.1 providing for the payment by BCBSNJ of fees and bonuses in 1997 and subsequent years, and notwithstanding the provisions of Section 4.3 providing for the repayment of certain amounts by CHCM, the parties acknowledge that the amounts due under such sections would not have been due had they not executed this First Amendment and Restatement of the Services Agreement.

     4.5. Revision of Compensation Arrangements. Anything herein contained to the contrary notwithstanding, the parties agree to commence good faith discussions and use their respective best efforts, as promptly as practicable following the Restatement Date and, in any event, within one hundred twenty
(120) days of the Restatement Date, to revise the compensation arrangements set forth in this Section 4 so that, as revised, such arrangements fully compensate CHCM for the cost of providing the Services hereunder (including reasonable overhead and profit) while creating financial incentives to reduce the overall costs of healthcare services (whether facility-based or otherwise) provided to the Serviced Population, on a "per member per month" basis, in a manner consistent with the parties' strategic and other business objectives.

     4.6. Manner of Payment. All payments hereunder between any of the parties hereto shall be payable when due hereunder at the receiving party's offices identified in Section 15.3 hereof, as such offices may be changed from time to time.

     4.7. Survival. The terms and conditions of this Section 4 shall expressly survive any termination of this Agreement and shall continue in full force and effect thereafter.

5. Service Responsibilities of CHCM.

     As of the Effective Date, CHCM hereby covenants and agrees for the benefit of BCBSNJ as follows:

     5.1. Performance of Services.

          (a) Compliance with Standards and Policies. During the Term, CHCM, in accordance with its acceptance of its appointment as the exclusive provider of Services with respect to the Serviced Population under Section 2 hereof, shall:

               (i) perform the  Services  and its other  respective  obligations hereunder in accordance with, and subject to, the terms hereof (including, without limitation, in accordance with, and subject to, the Performance Standards) and all applicable BCBSNJ policies, protocols, guidelines and procedures (as such policies, protocols, guidelines and procedures may be changed by BCBSNJ from time to time, in its sole and absolute discretion, the "BCBSNJ Policies"), and in all respects to the reasonable satisfaction of BCBSNJ; and

               (ii) without limiting the generality of the foregoing, promptly make any and all reasonable changes in its performance of the Services and its other obligations hereunder as may be reasonably requested by BCBSNJ from time to time.

          (b) Change of BCBSNJ Policies -- General. BCBSNJ agrees to pay to CHCM CHCM's Costs attributable to any changes in the BCBSNJ Policies (other than those changes made at the request or recommendation of either CAI, CAHS or CHCM which are not likely, in BCBSNJ's reasonable judgment, to enhance the benefits to BCBSNJ and its customers expected to be generated by operation of this Agreement) made subsequent to the Effective Date and established pursuant to this Section 5.1, including, without limitation, any such changes made pursuant to clause (c) of this Section 5.1.

          (c) Formalization and Change of BCBSNJ Policies -- Post-Restatement Date. Each of the parties acknowledges that some BCBSNJ Policies will be formalized and other BCBSNJ Policies will be changed, effective approximately one hundred twenty (120) days after the Restatement Date, to include appropriate procedural guidelines with respect to the timely and accurate collection, processing and dissemination of relevant information between and among CHCM, BCBSNJ, Persons providing healthcare services to the Serviced Population and others in connection with CHCM's performance of the Services hereunder, and:

               (i) to establish appropriate, related reporting requirements and audit rights; and

               (ii) to provide for the development and implementation of corrective action plans following demonstrated non-compliance with any such guidelines and to establish reasonable financial disincentives to any violation by CHCM of any such guidelines, in each case, to the extent that compliance with such guidelines is within CHCM's reasonable control;

     provided, however, that any such guidelines shall be subject to reasonable agreement between the Senior Vice President - Health Industry Services of BCBSNJ, on behalf of BCBSNJ, and CHCM regarding the timeframe for implementation thereof and the magnitude of, and criteria for invoking, related financial disincentives to any violation thereof.

          (d) Local 54 Process. Beginning on October 1, 1996, and throughout the Term or until such time as BCBSNJ advises CHCM, on not less than thirty
     (30) days' prior written notice, that such services are no longer required, CHCM shall provide the services incident to the Local 54 Process. Upon termination of such services, no additional amounts will become payable to CHCM under Section 4.1(c)(i) hereof.

          (e) Specialty Advisory Process. Beginning on November 1, 1996 and throughout the Term, CHCM shall provide the services incident to the Specialty Advisory Process, including, without limitation, providing reasonably detailed quarterly reports to BCBSNJ regarding expenses incurred and expenditures made by CHCM in connection with the provision of such services; provided, however, that CHCM shall discontinue its provision of such services (i) in the event that BCBSNJ advises CHCM, on not less than six (6) months' prior written notice or about April 30, 1998, that such services are no longer required and (ii) in any event, unless otherwise agreed by BCBSNJ and CHCM, on April 30, 1999. Upon termination of such services, no additional amounts will become payable to CHCM under Section 4.1(c)(ii) hereof.

     5.2. Management/Operational Responsibilities. During the Term, CHCM shall provide the management oversight and supervision of its own operations necessary to ensure the performance of the Services in accordance with the terms hereof. Without limiting the generality of the foregoing, CHCM shall:

          (a) during the Term, select and appoint and employ and maintain (including the Designated Employees pursuant to Section 5.5 hereof), in accordance with the terms of Schedule 1.47 hereto and all applicable BCBSNJ Policies, a sufficient number of:

               (i) professional review and case management personnel (including, without limitation, physician advisors, registered nurses and other appropriate medical professions) who shall review and manage large medical cases and provide appropriate authorizations and certifications in accordance with, and subject to, the terms hereof, all applicable Law and BCBSNJ Policies; and

               (ii) other review and support staff involved in, and as may be required for, the provision of Services hereunder in accordance with the terms hereof, which staff shall include, but not be limited to,
          (A) legal support, (B) quality assurance personnel and (C) information systems, communications, and systems and procedures professionals.

     All such personnel and staff described in this Section 5.2 shall have the appropriate qualifications and meet the applicable criteria set forth in
     Schedule 5.2(a) attached hereto (including, without limitation, appropriate credentialing criteria) or such other criteria as may be reasonably established by BCBSNJ from time to time;

          (b) during the Term,  ensure that the personnel and staff described in
     Section 5.2(a) hereof shall receive adequate initial and ongoing training and education in accordance with all applicable BCBSNJ Policies (i) in the systems, procedures and protocols required in connection with the delivery of Services, (ii) in the subject areas underlying the Services and (iii) all other matters required for their performance of the Services hereunder in accordance with the terms hereof;

          (c) obtain within twelve (12) months from the Effective Date, and maintain during the Term, full accreditation and certification by URAC;

          (d) during the Term, obtain and maintain any regulatory or other Licenses that may be required to conduct the business of providing the Services; and

          (e) during the Term, operate and maintain adequate primary and backup computer and telecommunications systems and facilities as determined by BCBSNJ.

     5.3. Performance Standards and Quality Assurance.

          (a) Performance Standards. During the Term, CHCM shall adhere to, and shall provide the Services hereunder in accordance with and subject to, the Performance Standards.

          (b) Quality Assurance.

               (i) CHCM shall be responsible for the application of all Performance Standards during the Term and shall ensure that all such Performance Standards are followed during the course of the day-to-day performance of the Services hereunder.

               (ii) During the Term, CHCM shall, at the direction of BCBSNJ, conduct or assist BCBSNJ in the conduct of, on a quarterly basis, a number of quality assurance programs with respect to the provision of Services hereunder, including, without limitation, reviews of employees (including, without limitation, physicians and other medical professionals) and the measurement of whether CHCM is meeting the Performance Standards. In the event such programs are conducted by CHCM, it shall promptly report the results of such programs to BCBSNJ in writing in a form reasonably satisfactory to BCBSNJ. BCBSNJ may audit the report presented by CHCM (and the books, records and data on the basis of which the report is prepared, as applicable) through the use of an independent third-party reasonably acceptable and mutually agreed by BCBSNJ and CHCM. The results of such audit shall be final and conclusive. The cost of any such audit shall be shared jointly by the parties.

               (iii) In the event, as a result of an employee review described in Section 5.3(b)(ii) hereof, BCBSNJ, in its sole and absolute discretion, informs CHCM that such employee should be reassigned from the rendering of any Services to be performed under this Agreement, CHCM hereby agrees that such employee shall be reassigned from the rendering of such Services.

               (iv) CHCM hereby acknowledges that certain of the Performance Standards shall be measured by means of Customer Surveys.

               (v) CHCM shall be responsible for all costs and expenses incurred in connection with the conduct of any and all Customer Surveys (including, without limitation, the fees of all Survey Persons).

     5.4. Confidentiality of Patient Information. During the Term, subject to, and in accordance with, all applicable BCBSNJ Policies, CHCM shall:

          (a) adopt and implement security and confidentiality procedures that comply with all applicable Law and BCBSNJ Policies regarding (including, without limitation, procedures with respect to access to and possession of) any and all Patient Information; and

          (b) subject to subclause (a) above, preserve the confidentiality of Patient Information and use such Patient Information only for the limited purpose necessary to perform the Services in accordance with the terms hereof.

     5.5. Designated Employees. CHCM hereby acknowledges that, in order to ensure the quality of the Services to be provided hereunder, those persons set forth on Schedule 5.5 attached hereto are full-time employees of CHCM (all such persons referred to as "Designated Employees"). CHCM hereby agrees that, during the Term, if any of the Designated Employees is terminated, with or without cause, or otherwise leaves the employment of CHCM, BCBSNJ (through a designated representative) shall have the right to review and approve or disapprove, in its reasonable discretion, any and all candidates proposed by CHCM to be successors (immediate and otherwise) to such Designated Employees in accordance with
Section 6.1(a) hereof.

     5.6. Information Systems. CHCM shall establish, provide and maintain during the Term, in a manner satisfactory to BCBSNJ in all material respects (including, without limitation, with respect to security matters), all necessary secured telecommunication and MIS interfaces between its information systems and the information systems of BCBSNJ required for the provision by CHCM of the Services hereunder in accordance with the terms hereof (including, without limitation, the utilization review and care management systems). CHCM shall bear the cost of all such connectivity and interface between its information systems and the information systems of BCBSNJ (including, without limitation, the establishment of common linkage records). Notwithstanding any provision of this Section to the contrary, BCBSNJ shall pay to CHCM's Costs for any such changes BCBSNJ may require.

     5.7. Reports; Retention of Records. CHCM shall create, maintain and retain, using reporting systems and procedures that are in accordance with the BCBSNJ Policies or otherwise acceptable to BCBSNJ, records of the activities of CHCM in connection with the performance of Services hereunder; and CAI and CAHS shall assume and be solely responsible for all costs incurred in connection with the creation, installation and implementation of such reporting systems and procedures. In connection with the creation, maintenance and retention of such records, CHCM shall provide to BCBSNJ each of the reports described on Schedule
5.7 attached hereto at the applicable interval set forth thereon.

6. Responsibilities of BCBSNJ.

     As of the Effective Date, BCBSNJ hereby covenants and agrees for the benefit of CAI, CHCM and CAHS as follows:

     6.1. General Responsibilities. During the Term, BCBSNJ shall:

          (a) through a designated representative, review and approve or disapprove, in its reasonable discretion, any and all candidates proposed by CHCM in accordance with Section 5.5 hereof, to be successors (immediate or otherwise) to the Designated Employees; and

          (b) from time to time upon the reasonable request of CHCM, cause its employees or agents to cooperate with CHCM in connection with the provision of Services hereunder; provided, however, in no event shall BCBSNJ or any of its employees or agents assume or satisfy any of the obligations of CHCM hereunder or otherwise.

     6.2. Access to Information. Subject to the satisfaction of the obligations of CHCM under Section 5.6 hereof to establish, provide and maintain all necessary telecommunication and MIS interfaces, BCBSNJ shall provide CHCM with direct, on-line access to the information systems of BCBSNJ (including, without limitation, the utilization review and care management systems) as such systems relate to the Serviced Population and are required for the provision of the Services hereunder in accordance with the terms hereof.

     6.3. Provider Agreement. In the event that BCBSNJ proposes to amend any provision in its provider contracts with inpatient hospitals in a manner that is reasonably likely to have a material adverse affect on CHCM's ability to provide Services hereunder or on the financial benefits otherwise available to CHCM hereunder (including, but not limited to, the amendment of provisions requiring that providers notify CHCM on behalf of BCBSNJ of an admission, or prohibiting providers from balance billing patients for days not certified after medical appropriateness review and appeal), then (i) BCBSNJ shall provide prior written notice of such proposed amendment to CHCM and (ii) this Agreement shall be revised as reasonably necessary, prior to the effective date of any such amendment, to eliminate or fully mitigate such material adverse affect.

     6.4 Computations and Determinations. Computations and determinations made by BCBSNJ pursuant to this Agreement (including, but not limited to allocations and reserve factors) will be arrived at by a method that is consistent with generally accepted actuarial principles and/or GAAP, and the methods used generally by BCBSNJ in making such determinations and computations for other BCBSNJ business.

     6.5 Inspection of Books and Records. CHCM shall have the right, through its authorized agents, at any reasonable time and at its own expense, to inspect the books, records and Contracts of BCBSNJ to the extent that they contain information bearing on CHCM's compensation under this Agreement, and to make and retain copies thereof and extracts therefrom, subject to the other provisions of this Agreement.

7. Representations and Warranties of CAHS and CAI.

     Each of CAHS and CAI, jointly and severally, hereby represents and warrants to BCBSNJ, as of the Effective Date, as follows:

     7.1. Organization.

          (a) CAHS (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and (ii) has delivered to BCBSNJ true and complete copies of its certificate of incorporation, as amended, certified by the Secretary of State of Delaware, and its by-laws, as amended, certified by its secretary.

          (b) CAI (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and (ii) has delivered to BCBSNJ true and complete copies of its certificate of incorporation, as amended, certified by the Secretary of State of Delaware, and its by-laws, as amended, certified by its secretary.

     7.2. Power and Authority.

          (a) It has full power (corporate or otherwise) and authority to execute, deliver and perform this Agreement in accordance with its terms and to carry on its business as it is now being conducted.

          (b) All action (corporate or otherwise) on its part necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been taken and no further action or authorization (corporate or otherwise) on its part is required to consummate the transactions provided for in this Agreement. This Agreement constitutes its valid and legally binding obligation enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, reorganization, insolvency and other similar Laws of general application relating to or affecting the rights of creditors, and by general principles of equity. The execution, delivery or performance of this Agreement by it shall not: (i) violate, conflict with, or result in a breach of, any provisions of its organizational or governing documents,
     (ii) conflict with, constitute a default or result in a breach of, or give rise to a right of or result in a termination of, or accelerate the performance required by the terms of, any mortgage, deed of trust, lien, lease, restriction or other Contract to which it or any of its assets are bound or by which it or any of its assets are affected, (iii) violate or conflict with the terms of any order, judgment, writ, or decree of any Governmental Authority or (iv) result in the creation or imposition of a lien or give any other Person any right, title or interest in its assets or business.

          (c) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall not require the consent, approval or authorization of any Governmental Authority or any other Person under any License, agreement, indenture or other instrument or Contract to which it is a party or to which any of its property is subject, and no declaration, filing or registration with any Governmental Authority is required by it in connection with such transactions.

     7.3. Power and Authority of CHCM.

          (a) All action (corporate or otherwise) on the part of CHCM necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been taken and no further action or authorization (corporate or otherwise) on the part of CHCM is required to consummate the transactions provided for in this Agreement. This Agreement constitutes CHCM's valid and legally binding obligation enforceable against CHCM in accordance with its terms, except as may be limited by bankruptcy, moratorium, reorganization, insolvency and other similar Laws of general application relating to or affecting the rights of creditors, and by general principles of equity.

          (b) The execution and delivery of this Agreement by CHCM and the consummation of the transactions contemplated by this Agreement shall not require the consent, approval or authorization of any Governmental Authority or any other Person to which any of its property is subject, and no declaration, filing or registration with any Governmental Authority is required by it in connection with such transactions.

     7.4. Litigation. Except as set forth on Schedule 7.4, there is no suit, action, claim, proceeding, governmental investigation or governmental inquiry pending or threatened against, or affecting, it or, to the best of its knowledge, any of its directors, partners or officers, or relating to its assets or business that, if adversely determined, could have a material adverse effect upon any or all of CAHS or CAI, their respective assets, this Agreement or the transactions contemplated hereby, and there is no legal, administrative or arbitration proceeding pending, threatened against, or relating to it or, to the best of its knowledge, any of its directors, partners or officers, or to which it or any of its directors, partners or officers, might become party that, if adversely determined, could have a material adverse effect upon any or all of CAHS or CAI, their respective assets, this Agreement or the transactions contemplated hereby; and there is no judgment, order or decree affecting it, or, to the best of its knowledge, any of its directors, partners or officers, or its assets that remains unsatisfied or that continues in effect beyond the date hereof. Except as set forth on Schedule 7.4, it has no knowledge of any facts that might form the basis for any such suit, action, claim, proceeding, investigation or inquiry in which the opposing party could be expected to prevail, and there is no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting it or, to the best of its knowledge, any of its directors, partners or officers, its business, this Agreement or the transactions contemplated hereby.

     7.5. Licenses. It owns, holds or otherwise possesses, or lawfully uses, all Licenses that are in any manner necessary for it to consummate the transactions contemplated hereby and to perform its obligations as well as the obligations of CHCM hereunder, including, without limitation, the provision of Services upon the terms and conditions set forth in this Agreement. Schedule 7.5 attached hereto contains a true and complete list of such Licenses. No proceeding is pending or, to its knowledge, threatened or seeking the revocation or limitation of any License and it has no knowledge of any facts that might form the basis for such a proceeding in which the opposing party could be expected to prevail or any reason why any License may terminate because of, or may not be included as part of, the transactions contemplated hereby or why they may not be valid indefinitely or renewable in accordance with applicable Law.

     7.6. Compliance with Laws, etc. Its business and operations have been conducted, and are in compliance in all material respects with all applicable Law, including, without limitation, those pertaining to antitrust, pricing and trade practices, equal opportunity, employment, discrimination, securities issuance and regulation, and occupational health and safety; and, to its knowledge, there are no pending notices, allegations or threatened claims of its violation of any such Laws.

     7.7. Disclosure.

          (a) The information furnished by it or on its behalf to BCBSNJ or its representatives in connection with this Agreement and the transactions contemplated hereby does not contain and shall not contain any untrue statement of material fact and does not omit and shall not omit to state any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

          (b) None of its representations or warranties contained in this Agreement, in any schedule or exhibit hereto or in any agreement, instrument or certificate furnished to BCBSNJ pursuant to this Agreement, contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact required to be stated therein or necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

     7.8. UR/UM Materials. CHCM is, and shall remain for the Term, a licensee or sublicensee, as applicable, of the UR/UM Materials; and CHCM has, and shall obtain and maintain for the Term, title to or the right to license or sublicense, as applicable, the UR/UM Materials.

     7.9. Survival of Representations and Warranties. The representations, warranties and covenants of each of CAHS and CAI contained in this Section 7 shall expressly survive the date hereof.

8. Representations and Warranties of BCBSNJ.

     BCBSNJ hereby represents and warrants to each of CAHS and CAI, as of the Effective Date, as follows:

     8.1. Organization. BCBSNJ (i) is a health service corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey and (ii) has delivered to CAI and CAHS true and complete copies of its certificate of incorporation, as amended, certified by the Secretary of State of New Jersey, and its by-laws, as amended, certified by its secretary.

     8.2. Power and Authority of BCBSNJ.

          (a) BCBSNJ has full power (corporate or otherwise) and authority to execute, deliver and perform this Agreement in accordance with its terms and to carry on its business as it is now being conducted.

          (b) All action (corporate or otherwise) on the part of BCBSNJ necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been taken and no further action or authorization (corporate or otherwise) on its part is required to consummate the transactions provided for in this Agreement. This Agreement constitutes its valid and legally binding obligation enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, reorganization, insolvency and other similar Laws of general application relating to or affecting the rights of creditors, and by general principles of equity. The execution, delivery or performance of this Agreement by BCBSNJ shall not: (i) violate, conflict with, or result in a breach of, any provisions of its organizational or governing documents, (ii) conflict with, constitute a default or result in a breach of, or give rise to a right of or result in a termination of, or accelerate the performance required by the terms of, any mortgage, deed of trust, lien, lease, restriction or other Contract to which it or any of its assets are bound or by which it or any of its assets are affected, (iii) violate or conflict with the terms of any order, judgment, writ, or decree of any Governmental Authority or

     (iv) result in the creation or imposition of a lien or give any other Person any right, title or interest in its assets or business.

          (c) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall not require the consent, approval or authorization of any Governmental Authority or any other Person under any License, agreement, indenture or other instrument or Contract to which BCBSNJ is a party or to which any of its property is subject, and no declaration, filing or registration with any Governmental Authority is required by it in connection with such transactions.

     8.3. Disclosure.

          (a) The information furnished by it or on its behalf to CAHS or CAI or their respective representatives in connection with this Agreement and the transactions contemplated hereby does not contain and shall not contain any untrue statement of material fact and does not omit and shall not omit to state any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

          (b) None of its representations or warranties contained in this Agreement, in any schedule or exhibit hereto or in any agreement, instrument or certificate furnished to CAHS or CAI pursuant to this Agreement, contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact required to be stated therein or necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

     8.4. Survival of Representations and Warranties. The representations and warranties of BCBSNJ contained in this Section 8 shall expressly survive the date hereof.

9. Guaranty.

     9.1. Enforcement of Guaranteed Obligations. Each of CAHS and CAI, jointly and severally, hereby (a) irrevocably and unconditionally guarantees to BCBSNJ the timely and satisfactory performance of the obligations of CHCM hereunder (including, without limitation, the indemnity obligations under Section 14 hereof, the "Guaranteed Obligations") and (b) acknowledges and agrees that (i) such guaranty of performance is the primary obligation of each of CAHS and CAI and (ii) BCBSNJ may enforce such guaranty against any or all of CAHS and CAI without any prior attempted enforcement of the Guaranteed Obligations against CHCM.

     9.2. No Impairment or Discharge. Each of CAHS and CAI hereby acknowledges and agrees that its liability to BCBSNJ under this Section 9 shall not be impaired or discharged by reason of (a) any time or other indulgence granted by BCBSNJ to CHCM or any guarantor thereof, (b) any arrangement, reorganization, insolvency or bankruptcy Law modifying the rights and remedies of BCBSNJ with regard to the Guaranteed Obligations, this Agreement or any of the transactions contemplated hereby, (c) enforcement or failure of enforcement by BCBSNJ of its rights hereunder with respect to the Guaranteed Obligations or (d) any change in the terms of this Agreement (by formal amendment of this Agreement pursuant to Section 15.6 hereof or otherwise). Neither partial enforcement against, nor partial satisfaction by, CHCM of the Guaranteed Obligations shall waive or limit in any manner whatsoever the guaranty obligations of CAHS or CAI under this
Section 9. Enforcement of the guaranty under this Section 9 is in addition to, and not in lieu of, any other rights and remedies available to BCBSNJ under this Agreement or at law or in equity (or otherwise).

     9.3. Waiver. Each of CAHS and CAI hereby waives all defenses or conditions precedent to enforcement of its guaranty under this Section 9.

     9.4. Survival. The terms and conditions of this Section 9 shall expressly survive any termination of this Agreement and shall continue in full force and effect thereafter.

10. Termination of Agreement.

     10.1. Termination without Cause. BCBSNJ shall have the right, in its sole and absolute discretion, to terminate this Agreement without cause at any time:

          (a) upon ninety (90) days' prior written notice to CHCM, CAHS and CAI (such date ninety (90) days from delivery of such notice, the "Without Cause Termination Date"); and

          (b) in the event that the Without Cause Termination Date occurs prior to June 30, 2000, BCBSNJ shall pay to CHCM liquidated damages promptly upon the calculation of such in accordance with this Section 10.1 (but in no event prior to the Without Cause Termination Date) in an amount (the "Termination Payment") equal to the sum of:

               (i) that amount equal to forty percent (40%) of the fair market value of CAI as of the Without Cause Termination Date, after giving effect to the termination of this Agreement and any payments to be made pursuant to this Section 10.1(b)(i); plus

               (ii) the present value as of the Without Cause Termination Date of the future valuation of this Agreement over the remainder of the Term of this Agreement from (and not including) the Without Cause Termination Date; plus

               (iii) the present value as of the Without Cause Termination Date of the future valuation of any third-party contract that CAI can establish, as fully and finally determined by a court of competent jurisdiction (and following the expiration of any appeals therefrom), was lost solely as a direct result of BCBSNJ's termination of this Agreement under this Section 10.1.

          (c) Each of BCBSNJ and CAI hereby agrees that the fair market value of CAI after giving effect to the termination of this Agreement, the present value of this Agreement and the present value of any third-party contracts, each with respect to calculating the Termination Payment in accordance with subclause (b)(i) above shall be determined by an independent valuation expert mutually acceptable to BCBSNJ and CAI and using a valuation methodology acceptable to BCBSNJ and CAI, which determination shall be final and binding upon the parties hereto and the cost of which expert shall be borne equally by BCBSNJ and CAI. In the event that sixty (60) days prior to the Without Cause Termination Date BCBSNJ and CAI cannot mutually agree upon a valuation expert, each such party shall promptly select and retain at their own expense a valuation expert and notify the other party of the identity of the expert so selected and the two (2) selected experts shall appoint a third, the cost of which third expert shall be borne equally by BCBSNJ and CAI. The mean of the valuation of each of the three
     (3) experts for each of the fair market value of CAI after giving effect to the termination of this Agreement, the present value of this Agreement and the present value of the third-party contracts shall be final and binding upon the parties hereto and shall be the valuation used for purposes of calculating the Termination Payment in accordance with clause (b) above.

     10.2. Termination for Cause.

          (a) BCBSNJ. BCBSNJ may, at any time, in its reasonable discretion, terminate this Agreement upon the expiration of any applicable cure periods, effective by delivering written notice to CHCM, CAHS and CAI upon the occurrence or existence of any one or more of the following events or conditions (each and any such event or condition that precipitates a termination of this Agreement in accordance with the terms of this Section 10.2(a), a "For Cause Event of Termination"):

               (i) Representations and Warranties. Any representation or warranty made by CAHS or CAI hereunder shall prove to have been false or misleading in any material respect as of the time made (including by omission of material information necessary to make such representation or warranty not misleading).

               (ii) Covenant Performance. CHCM shall commit any breach, failure or violation of any material covenant, agreement, undertaking or duty hereunder, where such breach, failure or violation continues for thirty (30) days after receipt by CHCM of written notice specifying such breach, failure or violation in reasonable detail, or, a repetition of such breach, failure or violation (or the occurrence of a substantially similar breach, failure or violation) that had previously been cured. Without limiting the generality of the foregoing, the parties hereto hereby acknowledge and agree that for purposes of this Section 10.2(a)(ii) either of the following shall be deemed a breach of a material covenant of this Agreement: (A) any failure to provide and/or perform the Services in accordance with and/or subject to the Performance Standards or any other material deviation from the Performance Standards in connection with the performance of the Services hereunder or (B) Customer Dissatisfaction.

               (iii) Bankruptcy. CAI shall dissolve or be liquidated, or CAHS, CAI, or CHCM shall (A) make an assignment for the benefit of creditors, (B) petition or apply to any tribunal for, or otherwise seek, consent to, or acquiesce in, the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, (C) commence, consent to, or acquiesce in, any proceeding under any bankruptcy, reorganization, arrangement, dissolution or liquidation Law of any jurisdiction, whether now or hereafter in effect, or (D) have had any such petition or application filed, or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered and which remains undismissed or unstayed for a period of thirty (30) days or more. Moreover, (i) any of CAHS, CAI and CHCM (x) has become insolvent, or (y) is generally not paying, or is unable to, or shall admit in writing its inability to, pay its debts as such debts become due, (ii) such party has received a written demand from BCBSNJ seeking further assurance that such party will be able to perform its obligations under this Agreement without impairment, and (iii) such party has not responded to BCBSNJ within five (5) days of such demand with adequate evidence, as determined in BCBSNJ's sole and reasonable discretion, of such further assurance.

               (iv) Moral Turpitude. CHCM, CAI or CAHS, or any of their respective officers, directors or partners, or any holder of five percent (5%) or more of any class of Equity Securities of either CHCM, CAHS or CAI, shall commit an act of Moral Turpitude that materially adversely affects, or that could reasonably be expected to materially adversely affect, BCBSNJ, its business or reputation.

               (v) Transactional Documents. CHCM, CAHS or CAI shall commit any material breach, failure or violation, subject to the lapse of any applicable cure period without cure thereof, of any condition, undertaking, representation, warranty or covenant made for the benefit of BCBSNJ and/or Enterprise Holding Company, Inc. in (A) the note referred to in Section 4.3 of this Agreement, following thirty (30) days' prior written notice from BCBSNJ, provided that such breach, failure or violation has not been cured prior to the expiration of such 30-day notice period, or (B) any of the Transactional Documents (as such term is defined in the Acquisition Agreement).

               (vi) Brennan Acquisition. Any of Robert E. Brennan ("Brennan") and/or any nominee of Brennan and/or any Person controlled by Brennan acquires, holds, controls or is issued, directly or indirectly, separately or jointly, five percent (5%) or more of any class of Equity Securities of either CHCM, CAHS or CAI.

          (b) CHCM. CHCM may, at any time, in its discretion, terminate this Agreement effective immediately by delivering written notice to BCBSNJ upon the occurrence or existence of any one or more of the following events or conditions (whatever the reason for such event and whether voluntary, involuntary, or effected by operation of law):

               (i) Representations and Warranties. Any representation or warranty made by BCBSNJ hereunder shall prove to have been false or misleading in any material respect as of the time made (including by omission of material information necessary to make such representation or warranty not misleading).

               (ii) Payment of Compensation. BCBSNJ shall fail to make any payment of any amount when due as compensation to CHCM hereunder and such failure continues for five (5) business days after receipt by BCBSNJ from CHCM of written notice specifying such failure in reasonable detail.

               (iii) Covenant Performance. BCBSNJ shall commit any breach, failure or violation of any material covenant, agreement, undertaking or duty of BCBSNJ hereunder (except for any breach, failure or violation pertaining to any of its payment obligations hereunder), where such breach, failure or violation continues for thirty (30) days after receipt by BCBSNJ from CHCM of written notice specifying such breach, failure or violation in reasonable detail.

               (iv) Bankruptcy.  BCBSNJ shall (A) become insolvent, (B) dissolve or be liquidated (except in connection with a liquidation required by applicable Law resulting from a voluntary corporate reorganization),
          (C) generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due, (D) make an assignment for the benefit of creditors, (E) petition or apply to any tribunal for, or otherwise seek, consent to, or acquiesce in, the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, (F) commence, consent to, or acquiesce in, any proceeding under any bankruptcy, reorganization, arrangement, dissolution or liquidation Law of any jurisdiction, whether now or hereafter in effect (except in connection with a liquidation required by applicable Law resulting from a voluntary corporate reorganization), or (G) have had any such petition or application filed, or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered and which remains undismissed or unstayed for a period of thirty (30) days or more.

     10.3. Effect of Termination.

          (a) Post-Termination Activities. Upon termination of this Agreement pursuant to Section 10.2(a) hereof, each of CAI, CAHS and CHCM agrees, jointly and severally, as follows:

               (i) For a period of ten (10) years from the date of termination of this Agreement, each of CAI, CAHS and CHCM agrees to license and assign to BCBSNJ for use in its business (x) any methods, processes, manuals, trade secrets or other proprietary information used by CAI, CAHS or CHCM in rendering the Services hereunder, and (y) any and all improvements, enhancements, modifications, updates and corrections with respect thereto, all pursuant to the terms and conditions of a license agreement (the "Post Termination License Agreement"), the final form of which is attached hereto as Exhibit 10.3(a). Each of CAI, CAHS and CHCM agrees to execute and deliver the Post-Termination License Agreement upon termination of this Agreement. Each of CAI, CAHS and CHCM hereby authorizes BCBSNJ and does hereby make, constitute and appoint BCBSNJ, and any officer or agent of BCBSNJ, with full power of substitution, as such party's true and lawful attorney-in-fact, with power, in its own name or in the name of CAI, CAHS and CHCM, respectively, to execute the Post-Termination License

          Agreement and any other documents necessary to effect the terms of this Section 10.3(a). Pursuant to this Section 10.3(a), BCBSNJ hereby covenants and agrees that, in connection with its use of the Power of Attorney granted to it by each of CAI, CAHS and CHCM hereunder, it will not interfere with the conduct of either CAI's, CAHS' or CHCM's business as it is then conducted except to the extent necessary to give effect to the Post-Termination License Agreement.

               (ii) Each of CAI, CAHS and CHCM agrees to sublease to BCBSNJ (x) for a period of one (1) year subsequent from the date of termination of this Agreement, a sufficient amount of leased space at CAI's offices located at 485-C Route 1 South, Iselin, New Jersey, or any subsequent offices which CAI may occupy from time to time, and (y) subleases for such office equipment and furnishings, including, without limitation, the Term Master Lease Agreement dated April 6, 1995 between CAI and IBM Credit Corporation, as may be necessary to enable BCBSNJ independently to render the Services. Each of CAI, CAHS and CHCM agrees that any lease of office space, equipment or furnishings made to BCBSNJ pursuant to this Section 10.3(a)(ii) shall be based upon the cost of such leases to CAI, CAHS or CHCM, respectively. Any rent due hereunder shall constitute CHCM's Costs.

               (iii) Each of CAI, CAHS and CHCM agrees to cooperate and not interfere with BCBSNJ in having those personnel then currently employed by CAI, CAHS and CHCM, including, without limitation, the Designated Employees (other than Dean Kallin or any person who succeeds to his position and the CAI Director-MIS), hired and employed by BCBSNJ, as BCBSNJ may designate in its sole and reasonable discretion, in order to enable BCBSNJ independently to render the Services. In the event that any of such personnel designated by BCBSNJ do not accept employment by BCBSNJ and remain in the employ of either CAI, CAHS and CHCM, each of CAI, CAHS and CHCM agrees to make the services of such personnel as well as Dean Kallin or any person who succeeds to his position and the CAI Director-MIS available to BCBSNJ for a period of one (1) year from the date of termination of this Agreement in order to enable BCBSNJ independently to render the Services. The costs of making such personnel available shall constitute CHCM's Costs.

               (iv) Each of CAI, CAHS and CHCM agrees to use its best efforts to enable BCBSNJ to enter into agreements with those vendors of CAI, CAHS and CHCM whom BCBSNJ desires to contract with, to the extent that said employees or vendors have participated in the provision of the Services to BCBSNJ.

               (v) Each of CAI, CAHS and CHCM agrees to license or sublicense to BCBSNJ, on a cost basis, or use its best efforts to arrange for the license to BCBSNJ, at a cost no greater than that paid by CAI, CAHS or CHCM in its provision of the Services, all software not owned by CAI, CAHS or CHCM and used by such parties with respect to their provision of utilization review and utilization management services (including, without limitation, the Services).

               (vi) Each of CAI, CAHS and CHCM agree to take any other actions required hereby or otherwise reasonably necessary to wind-up the relationship among the parties.

          (b) Survival of Rights. Notwithstanding the foregoing provisions of this Section 10, including, without limitation Section 10.3(a) hereof, expiration or earlier termination of this Agreement shall not (i) act to diminish, waive or terminate any rights or remedies of a party hereto arising out of or relating to any breach, failure or violation of this Agreement (including, without limitation, the rights relating to any breach, failure or violation of the obligations described in Sections 10.5, 11.1, 11.2, 11.3 and 12 hereof or giving rise to such termination) and such rights shall expressly survive such termination and (ii) relieve, release or discharge a party hereto from any obligation, debt or liability that may previously have accrued and remains to be performed upon the effective date of termination (including, without limitation, the guarantee obligations of CAHS and CAI under Section 9 hereof). Except for (A) the obligations, debts and liabilities contemplated by the immediately prior sentence and (B) any obligations, debts or liabilities that by their terms expressly survive (including, without limitation, obligations, debts and liabilities arising under Sections 9 and 14 hereof), upon expiration or earlier termination of this Agreement, no party hereto shall have or owe any further obligation, debt or liability to the other.

          (c) Confidential Information. In the event of the expiration or earlier termination of this Agreement, each of the parties hereto shall as promptly as practicable, deliver to the appropriate party, but in no event later than ten (10) days following such expiration or termination, and without retaining copies thereof, all Confidential Information and all documents, work papers and other materials obtained from such other party relating to such party and/or the transactions contemplated hereby, whether so obtained before or after the execution hereof. The parties hereto hereby acknowledge and agree that the Patient Information, the Confidential
     Information of BCBSNJ and any and all information or data created or generated in connection with the provision of Services hereunder is the exclusive property of BCBSNJ.

     10.4. Equitable Remedies. The parties hereto hereby acknowledge and agree that the occurrence or existence of an event or condition under Sections 10.2,
10.3 and 10.5 hereof that permits the non-breaching party to terminate this Agreement thereunder may cause such non-breaching party irreparable harm and injury and, accordingly, in anticipation of, or following the commission or discovery of any such event, the non-breaching party, in addition to, independent of, and severally enforceable from, any and all other rights and remedies available to the non-breaching party pursuant to this Agreement, at law or in equity (or otherwise), shall, notwithstanding any other provision hereof, be entitled, in its sole and absolute discretion, to seek and obtain, equitable relief, including, without limitation, injunctive relief and specific performance, in any court of competent jurisdiction.

     10.5. Non-Solicitation. During the Term and for a period of two (2) years thereafter, other than those individuals solicited in accordance with Section 10.3(a)(iii) hereof, none of the parties hereto shall, directly or indirectly, without the prior written consent of the applicable party, hire, solicit or entice away, or attempt to hire, solicit or entice away from such party, any director, partner, officer, employee, consultant, independent contractor (other than Persons rendering legal, accounting or financial services) or agent thereof.

11. Restrictive and Other Covenants.

     11.1. Provision of Services of CHCM, CAHS and CAI. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, during the Term, none of CAI, CAHS and CHCM, nor, on behalf of CAI, CAHS and CHCM, any of their respective Affiliates, directors, officers, employees or agents of either CHCM, CAHS or CAI, shall, directly or indirectly, whether personally or as owner, director, control person, shareholder, partner, member, manager, operator, joint venturer, agent, consultant or otherwise, enter into or engage in any discussion, agreement or other binding obligations with any third party relating to the provision of services substantially similar to the Services within the State of New Jersey, without the prior written consent of BCBSNJ, which consent shall not be unreasonably withheld.

     11.2. BCBSNJ's Contracts with Third Parties. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, during the Term, none of BCBSNJ, nor, on behalf of BCBSNJ, any of its Affiliates, directors, officers, employees, or agents, shall, directly or indirectly, whether personally or as owner, director, control person, shareholder, partner, member, manager, operator, joint venturer, agent, consultant or otherwise, enter into or engage in any discussion, agreement or other binding obligations with any third party relating to the provision of services to BCBSNJ substantially similar to the Services.

     11.3 Noncompetition. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, during the Term, none of CAHS, CAI or CHCM nor, on behalf of CAI, CAHS and CHCM, any of their respective Affiliates, directors, officers, partners, employees or agents of either CHCM, CAHS or CAI, shall, directly or indirectly, whether personally or as owner, director, control person, shareholder, partner, member, manager, operator, joint venturer, agent, consultant or otherwise, engage in any business, venture or enterprise in competition with any of the principal businesses carried on by BCBSNJ or any of its Affiliates.

     11.4. New Market Segments, Performance Standards and Services. The parties hereto hereby acknowledge and agree that BCBSNJ, during the Term, from time to time during the Term in its sole and absolute discretion, shall give notice to CHCM and CAHS that (a) Services are to be provided hereunder to a market segment (fully-insured or otherwise) that does not appear on Schedule 1.40 hereto or to a new category of BCBSNJ customers requiring utilization review or utilization management services that does not itself constitute a market segment hereunder, and thereafter Services shall be provided thereto in accordance with the terms hereof, (b) additional or revised performance standards and measures have been agreed to by BCBSNJ and one or more of its customers, and from the date of such notice all references to "Performance Standards" herein with respect to the provision of Services hereunder to such customer(s) shall be deemed to include such additional or revised standards and measures, provided, however, that the cost of any changes due to such additional or revised performance standards and measures (other than those changes made at the request or recommendation of either CAI, CAHS or CHCM which are not likely, in BCBSNJ's reasonable judgment, to enhance the benefits to BCBSNJ and its customers expected to be generated by operation of this Agreement) shall be borne solely by BCBSNJ, (c) additional or revised performance standards and measures not unreasonable in light of statewide or regional industry practice have been adopted by BCBSNJ, and from the date of such notice all references to "Performance Standards" herein shall be deemed to include such additional or revised standards and measures, and (d) BCBSNJ requests that services similar or ancillary to any of the Services specified by BCBSNJ in such notice be provided as Services hereunder, which described services shall be included hereunder as mutual agreed by BCBSNJ and CHCM.

     11.5. MEDecision License. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, during the Term, each of CAI, CAHS and CHCM agrees that, with respect to the one hundred (100) user license (the "MEDecision License") granted to CAHS by MEDecision, Inc. under an Agreement for Products & Services dated November 7, 1994, as amended to date, each of such parties shall not permit any users to utilize the MEDecision License, other than users engaged in the provision of Services to BCBSNJ, unless in BCBSNJ's sole and absolute judgment, there are a sufficient number of users designated by BCBSNJ to permit the adequate provision of the Services to BCBSNJ.

     11.6. Further Assurances. Each party hereto hereby agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions and purposes of this Agreement.

12. Confidentiality; Marks.

     12.1. Confidentiality. Each party hereto hereby agrees that, during the Term and after the termination of this Agreement, it shall (a) not, directly or indirectly, use (other than for the purposes contemplated hereby during the Term), (b) keep secret and retain in strictest confidence, and (c) not disclose to any third party, Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information: (i) when compelled to do so by applicable Law, a court of competent jurisdiction or a Governmental Authority and (ii) to those of such party's officers, directors, partners, employees and agents who have a "need to know".

     12.2. Marks. During the Term and after the termination of this Agreement, each of CHCM, CAI and CAHS shall use its best efforts to protect the Marks. Each of CHCM, CAI and CAHS hereby acknowledges and agrees that it does not now own, nor, by virtue of the Services rendered hereunder shall it acquire, any right, title or interest with respect to the Marks, and that all such right, title and interest is owned by BCBSNJ and its Affiliates. Each of CHCM, CAI and/or CAHS shall promptly notify BCBSNJ in writing of any unauthorized uses, infringements or violations of the Marks of which it becomes aware. Each of CHCM, CAI and CAHS further acknowledges and agrees that BCBSNJ and its Affiliates have substantial goodwill in and with respect to the Marks, that nothing in this Agreement or with respect to the transactions contemplated hereby is intended to diminish or otherwise adversely affect such goodwill and that none of CHCM, CAI or CAHS shall acquire any right, title and interest in or to such goodwill by virtue of this Agreement or the transactions contemplated hereby. None of CHCM, CAI or CAHS shall use the Marks, including, without limitation, with respect to any of its advertising or public disclosures, without the prior written consent of BCBSNJ and its Affiliates, which consent BCBSNJ and its Affiliates may grant or deny in their sole and absolute discretion, provided, however, that, in the event that BCBSNJ shall not have given a response or reply to any written requests for approval specifically referencing this Section 12.2 for the use of its Marks by either CHCM, CAI or CAHS within ten (10) days of BCBSNJ's receipt of such request for approval, such approval shall be deemed to have been given by BCBSNJ to either CHCM, CAI or CAHS, as applicable, for the use of such Marks, provided, further, however, that nothing in this Section 12.2 shall prohibit any use of the Marks in connection with any public disclosure required by law provided that CAI, CAHS and CHCM, as the case may be, furnishes advance written notice of such use to BCBSNJ to the greatest extent practicable.

13. Equitable Remedies.

     13.1. Rights and Remedies. If any party breaches or threatens to commit a breach of any of the provisions of Section 10.5, 11.1, 11.2, 11.3 or 12 hereof (the "Restrictive Covenants"), the affected non-breaching party shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the affected non-breaching at law or in equity (or otherwise):

          (a) the right and remedy to have the breaching party enjoined (whether by temporary restraining order, temporary injunction or permanent injunction) by any court of competent jurisdiction from breaching or continuing to breach any of the Restrictive Covenants, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the affected non-breaching party and that money damages would not provide an adequate remedy to the affected non-breaching party;

          (b) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the affected non-breaching party and that money damages would not provide an adequate remedy to the affected non-breaching party; and

          (c) the right and remedy to require the breaching party to account for and pay over to the affected non-breaching party all compensation, profits, monies, accruals, increments or other benefits derived or received by the breaching party as the result of any transactions constituting a breach of the Restrictive Covenants.

     13.2. Geographical and Temporal Scope; Enforceability. The parties hereto hereby acknowledge and agree that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the geographic or durational scope of such provisions, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and in its reduced form, such provision shall then be enforceable. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall be given full effect, without regard to the invalid portions.

     13.3. Jurisdiction; Severability. Notwithstanding any other provision hereof, the parties hereto each intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the

Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the affected non-breaching party's right to the relief provided in this Section 13 in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

     13.4. Tolling. During any period of a breach by a party of the Restrictive Covenants, the relevant restricted periods shall be tolled until such breach is cured or otherwise terminated, and the period of such breach shall be added to each restricted period.

14. Indemnity; Insurance.

     14.1. Indemnity.

          (a) CAI, CAHS and CHCM. Each of CAI, CAHS and CHCM shall indemnify, defend and hold harmless BCBSNJ, its Affiliates and the respective directors, partners, officers, employees and agents of BCBSNJ and its Affiliates, from and against any and all claims, actions, losses (whether joint or several), liabilities, damages, costs and expenses (including, without limitation, attorneys' fees and expenses) (collectively "Damages") arising out of or relating to: (a) any breach, failure or violation by it of any of its respective representations, warranties, covenants and undertakings set forth in this Agreement, and (b) any of its acts or omissions, or an act or omission of its respective partners, officers, employees, agents or subcontractors, outside of the scope of its respective obligations hereunder.

          (b) BCBSNJ. BCBSNJ shall indemnify, defend and hold harmless CAI, CAHS and CHCM, their respective Affiliates and the respective directors, partners, officers, employees and agents of CAI, CAHS and CHCM and their respective Affiliates, from and against any and all Damages arising out of or relating to: (a) any breach, failure or violation by it of any of its respective representations, warranties, covenants and undertakings set forth in this Agreement, and (b) any of its acts or omissions, or an act or omission of its respective partners, officers, employees, agents or subcontractors, outside of the scope of its respective obligations hereunder.

     14.2. Notice; Defense. Each party hereto entitled to indemnification under this Section 14 (each, an "Indemnified Party") hereby agrees to give the applicable party or parties obligated to indemnify it under this Section 14
(each, an "Indemnifying Party") written notice of any event or assertion of which the Indemnified Party obtains knowledge concerning any Damage and as to which the Indemnified Party may request indemnification hereunder. The Indemnified Party shall cooperate with the Indemnifying Party in determining the validity of any claim or assertion requiring indemnity hereunder and in defending against third parties with respect to the same. The defense of such litigation shall be within the control of the Indemnifying Party, or, as the case may be, any Persons providing indemnity and defense to such Indemnifying Party; provided, however, that an Indemnifying Party's choice of counsel shall be reasonably satisfactory to the Indemnified Party. The Indemnified Party may participate in the defense of any claim or assertion requiring indemnity hereunder, and in such event, shall cooperate fully in connection therewith. If an Indemnifying Party fails to perform its obligations under this Section 14.2, then the Indemnified Party may directly assume the defense of the claim or assertion at issue, and such Indemnifying Party shall promptly reimburse the Indemnified Party for all costs and expenses (including, without limitation, attorneys' fees and expenses), incurred in connection therewith. The Indemnified Party's failure to give timely notice or to provide copies of documents or to furnish relevant data in connection with any such third-party claim shall not constitute a defense (in part or in whole) to any claim for indemnification by it. Each of CAI, CAHS, CHCM and BCBSNJ hereby agrees not to settle or compromise any such third-party suit, claim or proceeding without prior written consent of the applicable Indemnified Party, which consent shall not be unreasonably withheld as to suits, claims and proceedings at law.

     14.3. Insurance. In order to secure their respective indemnity obligations arising under this Section 14, (a) CHCM shall maintain in full force and effect during the Term an occurrence basis (or if unavailable, a claims-made basis, with appropriate "tail" coverage) policy or policies of professional responsibility/errors and omissions/utilization review and utilization management insurance in per occurrence and aggregate face amounts reasonably acceptable to BCBSNJ, with insurance carriers reasonable acceptable to BCBSNJ, naming BCBSNJ as an additional insured, such policy or policies not to be cancelable upon less than thirty (30) days' prior notice, and providing that BCBSNJ shall receive copies of all notices thereunder ("Acceptable Policies") and (b) CAHS and CAI shall maintain Acceptable Policies in full force and effect during the Term.

     14.4. Survival. The terms and conditions of this Section 14 shall expressly survive any termination of this Agreement and shall continue in full force and effect thereafter.

15. General.

     15.1. No Employment Relationship. Except as otherwise set forth herein, the directors, partners, shareholders, trustees, officers, employees, agents or representatives of any of the parties hereto shall not be deemed directors, partners, shareholders, trustees, officers, employees, agents or representatives of another party hereto, and such individuals shall not be entitled or eligible to participate in or receive benefits or privileges provided or extended by another party hereto to such party's directors, partners, shareholders, trustees, officers, employees, agents or representatives.

     15.2. Survival. Except as may otherwise be specifically provided in this Agreement, the representations, warranties, covenants, agreements and undertakings contained in this Agreement and in any schedule, document, agreement, certificate or other instrument executed and/or delivered pursuant hereto shall survive the execution and delivery of this Agreement and the consummation of the transactions called for hereby and shall remain in full force and effect, regardless of any investigation made by or on behalf of any party hereto.

     15.3. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been given upon receipt, and shall be addressed as follows:

If to CHCM:                Contemporary HealthCare Management, Inc.
                           Metropolitan Corporate Center 485-C
                           Route 1 South
                           Iselin, New Jersey  08830
                           Attn:  Richard Freeman, M.D., Vice President

If to BCBSNJ:              Blue Cross and Blue Shield of New Jersey, Inc.
                           Three Penn Plaza East
                           Newark, New Jersey  07105-2200
                           Attn:  Mr. Robert J. Pures
                                  Senior Vice President - Administration, Chief Financial Officer and Treasurer

with a copy to:            Blue Cross and Blue Shield of New Jersey, Inc.
                           Three Penn Plaza East
                           Newark, New Jersey  07105-2200
                           Attn:  Susan Scholle Connor, Esq.
                                  General Counsel

If to CAHS:                CareAdvantage Health Systems, Inc.
                           Metropolitan Corporate Center 485-C
                           Route 1 South
                           Iselin, New Jersey  08830
                           Attn:  Mr. Thomas Riley

If to CAI:                 CareAdvantage, Inc.
                           Metropolitan Corporate Center 485-C
                           Route 1 South
                           Iselin, New Jersey  08830
                           Attn:  Mr. Thomas Riley
or to such other address as any party hereto shall have designated to the other parties in accordance with the provisions of this Agreement.

     15.4. Binding Agreement; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and subcontractors. No party hereto shall sell, assign, transfer, convey, subcontract or otherwise dispose of its rights or obligations under, title to, or interest in, this Agreement, in whole or in part, to any third party, except that:

          (a) BCBSNJ may sell, assign, transfer, convey, subcontract or otherwise dispose of its rights or obligations under, title to, or interest in, this Agreement, to a successor-in-interest of all or substantially all of its indemnity insurance business (i) in connection with (A) a transfer to an Affiliate, (B) a reorganization or (C) a merger, consolidation or other business combination, or (ii) in the event of a sale of substantially all of its assets (whether through asset or stock sale or otherwise); and

          (b) CHCM may (i) sell, assign, transfer, convey, subcontract or otherwise dispose of its rights or obligations under, title to, or interest in, this Agreement to any Affiliate, provided that such Affiliate agrees in writing to be bound by all of the provisions hereof and, prior to such Person ceasing to be an Affiliate, all such rights and obligations are transferred back to CHCM or (ii) delegate or subcontract the performance of any of its obligations under this Agreement, in each instance with the prior written consent of BCBSNJ, to CAHS or any third-party subcontractor that agrees to be bound by the confidentiality provisions hereof.

In connection with any delegation or subcontracting of obligations pursuant to subclause (b) above, (I) CHCM shall supervise such performance to ensure that such obligations are completed in accordance with the terms hereof in all respects and (II) such performance shall not result in the payment of, or give rise to a right of CHCM, CAHS or such subcontractor, as the case may be, to receive, or an obligation on the part of BCBSNJ to make, any payment in addition to the compensation as calculated pursuant to the terms of this Agreement for any provision of Services rendered in connection with this Section 15.4. Nothing expressed or implied in this Agreement is intended to, or shall confer upon, any Person other than the parties hereto and their respective permitted assignees or subcontractors (which the parties acknowledge and agree are third-party beneficiaries hereof), any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     15.5. Headings. The subject headings of the Sections and subsections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     15.6. Entire Agreement; Amendment. This Agreement and all schedules and exhibits attached hereto and thereto, which by this reference are incorporated herein and made a part hereof, embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof. The parties hereto hereby acknowledge and agree that in the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any certificate or other instrument executed and/or delivered pursuant to this Agreement, the terms and conditions of this Agreement shall control. This Agreement may not be amended except by a writing executed by each of the parties hereto.

     15.7. Waiver. Waiver by the parties of a breach, failure or violation of any provision of this Agreement may be made only in writing executed by the parties hereto and such waiver shall not constitute a waiver of any subsequent breach, failure or violation of the same or other provisions hereof.

     15.8. Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the internal Laws of the State of New Jersey applicable to contracts made and to be performed therein. Except as otherwise set forth herein, the courts of the State of New Jersey in Essex County and the United States District Court for the District of New Jersey shall have jurisdiction over the parties with respect to any dispute or controversy among them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, each of the parties to this Agreement submits to the jurisdiction of those courts.

     15.9. Severability. If any term of this Agreement or application thereof shall be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect.

     15.10.   Counterparts.   This   Agreement   may  be   executed  in  several
counterparts, each of which is an original but all of which shall constitute one and the same instrument.

     15.11. Costs and Expenses. Except with respect to those costs and expenses that the parties agree shall be divided equally or otherwise allocated, each party shall bear such party's own costs and expenses (including, without limitation, expenses of counsel, outside auditors and consultants) in negotiating this Agreement and otherwise in connection with the transactions contemplated hereby.

     15.12. Interim Services Agreement. From and after the Effective Date, the obligation of CAHS to provide utilization review services to BCBSNJ and the obligation of BCBSNJ to pay CAHS for such services, in each case pursuant to the Interim Services Agreement, shall be terminated.

     IN WITNESS WHEREOF, the parties hereto have duly executed and acknowledged this Agreement as of the date first above written.

                                       CONTEMPORARY HEALTHCARE
                                        MANAGEMENT, INC.

                                       By: /s/ Richard W. Freeman
                                           ------------------------------------
                                       Title:  Richard W. Freeman, M.D.
                                               President

                                       BLUE CROSS AND BLUE SHIELD
                                        OF NEW JERSEY, INC.

                                       By: /s/ Robert J. Pures
                                           ------------------------------------
                                       Title:  Robert J. Pures
                                               SVP- Administration, Chief
                                               Financial Officer $ Treasurer

                                       CAREADVANTAGE HEALTH
                                         SYSTEMS, INC.

                                       By: /s/ Richard W. Freeman
                                           ------------------------------------
                                       Title:  Richard W. Freeman, M.D.
                                               President

                                       CAREADVANTAGE, INC.

                                       By: /s/ Richard W. Freeman
                                           ------------------------------------
                                       Title:  Richard W. Freeman, M.D.
                                               President

                                 Schedule 1.40

                     Prices for Services in Market Segments
               (Prices per Exposed Subscriber per Service Month)

                                           1997     1998      1999        2000
         Market Segment                    Price    Price     Price      Price
         --------------                    -----    -----     -----      -----

Individual Under 65 CMM                    $4.96    $4.61     $4.26      $4.26

Individual Under 65 non-CMM                 4.96     4.61      4.26       4.26

Small Employer                              5.19     4.82      4.45       4.45

Corporate 50-99                             4.64     4.31      3.98       3.98

Corporate 100+                              2.06     2.06      2.06       2.06

National Accounts                           2.06     2.06      2.06       2.06

State Account                               1.70     1.70      1.70       1.70

Other Government Accounts                   1.08     1.08      1.08       1.08

                                 Schedule 1.47

                             Performance Standards

CHCM shall comply with all customer service requirements as specified for accreditation with URAC.

Unless more stringently specified by URAC standards, customer service levels shall be maintained at least at the following levels:

     Telephone calls shall be answered on average within 20 seconds.

     Lost call ratios shall be maintained at under 5 percent.

     Line busy rates shall be maintained at under 5 percent.

     98% of prospective, urgent review appeals shall be decided and communicated within one (1) business day of receipt.

98% of second level review appeals shall be decided and communicated  within ten
(10) business days of receipt. 98% of third level appeals shall be decided and communicated within twenty (20) business days of receipt of all relevant information, including the clinical record.

CHCM   shall    develop,    maintain   and    implement   a   written    quality
management/improvement plan that is consistent with the BCBSNJ Service Quality Plan and practices. The plan shall provide for the following elements:

     Satisfactions surveys
     Process  tracking,   stabilization  and  improvement
     Employee education  and   involvement
     RN  peer  review  system
     Silent telephone  performance  monitoring  system
     Staff  audits  and evaluation

                                 Schedule 1.54

               Criteria for Identification of Large Medical Cases

                                                      Description
                                                      -----------

Neonatal                                              Spina Bifida
                                                      Premature Delivery
                                                      Bronchopulmonary Dysplasia
                                                      Cystic Fibrosis
                                                      Hydrocephalus, newborn
                                                      Congenital Anomaly

Stroke/Cerebrovascular Accident                       Hemiplegia
                                                      Intracranial Hemorrhage

Respiratory Failure with Ventilator Dependence

Terminal Cancer

Muscular/Neurological Disorders                       Muscular Dystrophy
                                                      Multiple Sclerosis
                                                      Amyotrophic Lateral
                                                      Solerosis
                                                      Paralysis
                                                      Polio
                                                      Cerebral Palsy

AIDS, HIV+ and complications                          Kaposi Sarcoma
                                                      PCP-Pneumocystis Carinii
                                                      Pneumonia
                                                      Cryptosporidiosis
                                                      Lymphoma

Major Head Trauma/Traumatic Brain Injury              Head Injury
                                                      Skull Fracture
                                                      Coma

Spinal Cord Injury                                    Diseases of Spinal Cord
                                                      Fracture of Neck & Trunk

Limb Amputation with Complications

Third Degree Burns

Other
-----

1.   Prolonged and complicated hospital stays.
2.   Acute care stay which do not meet criteria but require skilled care.
3.   All rehabilitation admissions.

                                 Schedule 1.54A

                                    Services

For all services specified below, BCBSNJ will define the medical procedures to which these services shall apply. The review protocols, guidelines and standards used in the provision of the services specified below must be approved by BCBSNJ in advance of their application and BCBSNJ may, from time to time, in its sole and absolute discretion, modify such protocols, guidelines and standards. The application of such protocols, guidelines and standards by CHCM, all physician advisors and all other individuals providing services shall result in a uniform and consistent application of a single set of protocols, guidelines and standards for the provision of care.

It is understood that BCBSNJ shall maintain control of its preferred provider networks in all respects (including, without limitation, the rates set for and paid thereto), in addition to the selection of, and the rates set for and paid to, all other providers of health care and all vendors utilized in connection therewith as may arise in connection with the provision of Services.

Pre-certification Review Services -- Pre-certification Review is performed to determine the appropriateness of proposed services, medical necessity of the care setting, safe and effective alternatives to the planned services and feasibility of any identified alternative setting. Precertification review also serves as a case-identification device for initiation of concurrent review services and large medical case management.

     Pre-certification Review Services include the following:

          Pre-admission Review -- Pre-admission review occurs prior to a patient's non-emergency or scheduled inpatient admission to help determine the medical necessity of the patient's inpatient hospitalization and to establish an initial length of stay (LOS). If the criteria for inpatient necessity is met, the case is certified and an estimated number of days of inpatient stay is assigned based upon pre-admission information. If the case cannot be certified by the initial reviewer, the case is referred to a qualified physician advisor for investigation, leading to the approval or denial of the requested service and/or LOS.

          Pre-certification of BCBSNJ-Selected Outpatient/Ambulatory Procedures --Prospective review of BCBSNJ-selected surgical, diagnostic or therapeutic outpatient procedure recommended for the patient occurs prior to the rendering of the procedure to determine the medical necessity of the procedure. If criteria are met, the case is certified. If the case cannot be certified by the initial reviewer, the case is referred to a qualified physician advisor for investigation, leading to approval or denial of the requested service.

          Physician advisors must review at least eight percent (8%) of all pre-admission Review cases. As a result, physician advisors actively participate in the development of treatment plans and discharge planning activities (which activities are described in greater detail below).

          Only physician advisors may decline to approve benefits for requested services.

Concurrent Review Services -- Concurrent review determines if care being rendered is medically necessary and effective, and if it is being rendered at the appropriate level of care for the patient's condition.

Concurrent review services are applicable to acute and non-acute medical services. Approval for extensions of LOS or services beyond original authorizations must be certified by a licensed registered nurse ("RN") or a qualified physician advisor using BCBSNJ-approved clinical guidelines, which guidelines may be modified by BCBSNJ from time to time in its sole and absolute discretion. Non-physician case managers must refer questionable cases to physician advisors for review. Only physician advisors may decline to approve benefits for requested services.

          Physician advisors must review at least ten percent (10%) of all concurrent review cases.

          CHCM may conduct concurrent review by on-site nurse case managers or physician advisors whenever financially feasible and agreeable for the BCBSNJ client.

          In addition to the foregoing, concurrent review services include the following:

               Daily or intermittent concurrent inpatient care management and case review.

               Regular reassessment of LOS assignment.

               Discharge planning and support services for any continuation of care management needed by the patient upon discharge including home health care, specialty referral and coordination of post-delivery services.

               Outpatient case coordination -- Outpatient case coordination includes working with hospital staff and community resources when referrals are made for home health care services, specialty services, durable medical equipment or other post-delivery services that are requested and medically appropriate.

Referrals shall be to providers in preferred provider networks established by BCBSNJ at preferred rates, provided, however, other providers may be used if cost effectiveness can be demonstrated.

Large Medical Case Management Services -- Large medical case management involves the coordination of care for selected catastrophic or potentially high dollar cases. Licensed RNs assist the patient and the patient's family and primary care physician in reviewing treatment plans and special services needed for care management. Physician Advisors shall be consulted during the review of any questionable case or plan of treatment. BCBSNJ will determine the guidelines for case selection and case management services to be provided and may, from time to time, in its sole and absolute discretion, redefine the guidelines.

     Large medical case management services include the following:

          Identification   and  management  of  cases  involving   long-term  or
          catastrophic illness or injury to ensure cost-effective utilization of benefits.

          Investigation of referrals from BCBSNJ, the pre-admission review, the providers and the individual BCBSNJ subscribers to determine medical appropriateness of large medical case management services.

          Identification, investigation and use of cost-effective alternative settings.

          Case acceptance and receipt of a signed agreement from patient or patient's guardian for services to be provided; establishment and maintenance of appropriate contact with BCBSNJ marketing divisions, patients and patients' family and providers.

          Provision of discharge planning support to assist social services, hospital utilization review and staff and nursing services to place the patient in sub-acute facilities or in the home for continued therapy when medically appropriate.

          Use, whenever possible, of preferred provider networks established by BCBSNJ for the provision of appropriate services at preferred rates; however, other providers may be used if cost-effectiveness can be demonstrated and prior approval is received from BCBSNJ in each instance.

Procedure Certification/Mandatory Second Surgical Opinion Services (MSSOP) -- These services are provided for all subscriber contracts requiring MSSOP. These services shall be incorporated into the pre-certification review services described above.

     MSSOP services include the following:

          Utilization of a second opinion panel of qualified specialists developed and maintained by BCBSNJ.

          Provision for telephonic  interviewing of patients and their attending
          physician/surgeons   for  the  evaluation  of  proposed  surgical  and
          diagnostic procedures for appropriateness of care.

          Arrangement, if requested by the patient or patient's representative, for a third opinion in the event of a non-confirming second opinion.

Retrospective Review Services -- The retrospective review process is conducted when precertification has not been obtained or when a BCBSNJ client receives services that were not authorized. The medical record is reviewed by a physician advisor to ascertain if the admission or days of care in question met medical necessity criteria. Information obtained from retrospective chart review shall be used to evaluate quality of care and appropriateness of services and to monitor trends in the delivery of health care services.

CHCM shall perform retrospective review of cases that were or should have been subject to precertification review or concurrent review by CHCM and when a BCBSNJ client receives services that were not authorized. The results of such review shall be reported promptly to BCBSNJ for its claim action. BCBSNJ shall also perform retrospective review necessary to support its basic business functions. CHCM and BCBSNJ retrospective review functions shall be coordinated in such a fashion as to minimize duplication and unnecessary administrative burden either upon themselves or upon providers.

BCBSNJ shall provide to CHCM paid claims data necessary to conduct retrospective analysis at regular intervals to be mutually agreed to by the parties, but in any event, no less than semi-annually.

     Retrospective review services include the following:

          Performance of retrospective medical record review to analyze and evaluate medical appropriateness, admissions, LOS and level and quality of care.

          Conduct of focused and random retrospective reviews to ensure Plan payment is made for medically appropriate admissions. For the purposes of this review, two percent (2%) of all cases subject to CHCM review shall be reviewed annually.

          Quarterly analysis and evaluation of medical appropriateness, hospital admission and LOS trends, level and quality of care and changes in medical care patterns shall be conducted quarterly and shall be promptly reported to BCBSNJ.

Communication and Reporting Requirements -- Communication mechanisms will include, as appropriate, CHCM provided publications and circulars, telephone, facsimile, meeting and seminars, written correspondence, and electronic data transmissions and techniques.

     Communication services will include, but not be limited to, the following:

          Communication   to  BCBSNJ   of  all   decisions   regarding   medical
          appropriateness of pre-certification review, concurrent review, pre-procedure review and large medical case management to facilitate claims adjudication and assist with client relations. Such communications will include automated linkages to BCBSNJ claims systems and individual discussions where required by BCBSNJ. The current recording of pre-certification review, concurrent review, pre-procedure review and large medical case management review on CARS screens shall be maintained until a mutually agreeable alternative has been developed.

          Communication of utilization management decisions shall be made to subscribers, their physicians and hospitals by telephone, written correspondence and systems updates. Communication timeliness shall be as specified by URAC and shall utilize forms approved by BCBSNJ.

          Communication to network hospitals shall be made to assure proper understanding and use of utilization management procedures, policies and practices. Communication with physicians and other provider communities shall be made to explain and justify review and treatment protocols, cost containment measures and case management findings.

Appeals -- In order to provide mechanisms that will assure, and be seen to assure, fairness in Utilization Management processes with respect to the provision of services to health care recipients, a three (3) level appeals process shall be established and maintained. With the prior approval of BCBSNJ, CHCM shall establish and maintain the required mechanisms for such appeals process and provide technical and administrative support therefor. Except as set forth above with respect to such mechanisms and support, the appeals process shall be conducted and controlled in all material respects by BCBSNJ.

     The three levels of medical appeal shall include:

          Review by the physician advisor rendering an initial denial where additional clinical information is presented, which may be used to modify the original decision.

          Review by a physician advisor, other than the physician advisor rendering the original decision, who is a licensed, board certified physician or other medical specialist in the same or similar specialty as typically manages the medical condition, procedure or treatment as mutually deemed appropriate.

          Review by a panel of reviewers that shall include a representative of each of the following organizational units: CHCM, BCBSNJ medical staff, BCBSNJ legal staff and the appropriate BCBSNJ Marketing Divisions.

     When ASO cases are appealed, a fourth level of appeal shall include the BCBSNJ clientpurchaser of the benefit plan.

     All appeals will be reviewed promptly and resolved within the time frames specified by URAC. Decisions shall be communicated in writing to those affected (patient, physician, and hospital). Data regarding appeals and their results shall be used by CHCM in reviewing and educating review personnel.

     Appeals   unrelated  to  clinical   decisions  on  medical   necessity  and
     appropriateness, which may include scope of benefits and administrative matters, shall be reviewed and decided by BCBSNJ.

Customer Service -- CHCM shall comply with all customer service requirements as specified for accreditation with URAC.

Unless more stringently specified by URAC standards, customer service levels shall be maintained at least at the following levels:

     Telephone calls shall be answered on average within 20 seconds.

     Lost call ratio shall be maintained at under five percent (5%).

     Line busy rates shall be maintained at under five percent (5%).

     98% of prospective, urgent review appeals shall be decided and communicated within one (1) business day of receipt.

     98% of second level review appeals shall be decided and communicated within ten (10) business days of receipt. 98% of third level appeals shall be decided and communicated within twenty (20) business days of receipt of all relevant information, including the clinical record.

Account Education and Relations -- CHCM shall provide account education and relations services relating to utilization review and utilization management, including, without limitation, provision of communications materials to support the BCBSNJ marketing divisions in their dealings with

BCBSNJ customers and the Serviced Population, the cost of such materials to be agreed upon by the parties (other than utilization reporting materials prepared in the ordinary course of business, which shall be provided without charge by
CHCM);

CHCM shall be involved in the planning and conduct of new account education.

CHCM's sales staff shall be available and participate, if requested, with BCBSNJ in the sale of CHCM's services to new accounts and prospects.

Product Development -- CHCM shall reasonably cooperate with BCBSNJ in the development of the Utilization Review and Utilization Management components of future products and lines of business.

Group Claims and Utilization Reporting

     BCBSNJ shall retain responsibility for group claims, basic utilization and reporting of actuarial data to BCBSNJ customers. CHCM and BCBSNJ shall develop specifications for a mutually acceptable level of detail and frequency of reporting necessary to meet requirements to be set by BCBSNJ.

                                Schedule 5.2(a)

                        Qualifications and Criteria for
               Professional Review and Case Management Personnel
                      and Certain Review and Support Staff

Appropriately qualified professional review personnel shall review cases and provide indicated authorizations and certifications according to BCBSNJ-approved review protocols and procedures. Qualifications are described below and must be met unless a higher standard is required for URAC certification, which shall supersede the requirements described below.

     Appropriately trained non-clinician staff (subject to BCBSNJ approval), licensed registered nurses or Physician Advisors may pre-certify requested services.

     New  Jersey  licensed   registered  nurses  (RNs),  using  BCBSNJ  approved
     criteria, or Physician Advisors may provide approval for extension of stay or services beyond initial authorizations.

     Under no circumstances shall a reviewer, other than an appropriately qualified Physician Advisor, render a non-certification decision. Physician Advisors shall review all admissions and continued stays that do not satisfy guidelines for inpatient care, and all determinations require interaction with the patient's attending physician.

     CHCM shall maintain a team of expert Physician Advisors, appropriately qualified, to provide all necessary services to BCBSNJ.

     All review and support staff shall receive initial and regular continuous training in medical terminology, utilization management practices, review protocols, telephone techniques, computer and systems techniques, insurance plan programs, hospital guidelines, URAC policies and procedures, and other topics to ensure first quality service and to comply with URAC accreditation requirements.

                                  Schedule 5.5

                              Designated Employees

Individual                         Title
----------                         -----

Richard Freeman                    Senior Vice President
Ellen Friedman                     Vice President of Care Management

                                  Schedule 5.7

                    Required Reports and Reporting Intervals

CHCM shall provide the following quarterly reports to BCBSNJ:

          Activity Reports showing, at a minimum, 1) Total Reviews, Days Requested, Days Approved, and Days Denied for all inpatient cases (specifying, as appropriate, subacute inpatient cases, rehabilitative facility cases and skilled nursing facility cases) initiated during the quarter, 2) Outpatient Services Reviewed, Services Approved, and Services Denied, 3) the number and percentage of i) inpatient and ii) outpatient cases referred to Physician Advisors during the quarter and 4) results of all case management activities, including case volumes and estimated savings.

          Efficiency Reports showing, at a minimum, Staffing and activity including phone calls, Faxes, Total Inpatient Review, Total Outpatient Review, Number of Retrospective Reviews, and Number of Large Medical Case Management cases opened, number closed, and number open at the end of the Quarter.

          HEDIS-compatible reports identifying savings in medicine and surgery resulting from review, impact on length of stay, appropriateness of setting, necessity of procedures and case management aversion.

          Customer Service Reports showing, on a weekly basis: 1) the percentage of calls answered within 20 seconds; 2) lost call ratios; and 3) line-busy ratios.

Results of Retrospective Reviews will be reported as reviewed, which shall be no less frequently than semi-annually.

Customer Service Reports will be sent to BCBSNJ promptly following the end of the month. All other reports will be sent to BCBSNJ within 45 days following the end of the quarter.

Report formats and content will be suggested by CHCM and shall be subject to approval by BCBSNJ.

                                  Schedule 7.4

                                   Litigation

CAI has been served with a demand for Arbitration by Mr. John Lincoln, a former employee as claimant (the "Claimant"), dated November 13, 1995 pursuant to the American Arbitration Association Commercial Arbitration Rules. The Demand for Arbitration alleges that CAI breached the Claimant's written employment agreement by failing to pay salary to the Claimant and by its subsequent failure to pay liquidated damages. By letter dated October 31, 1995, CAI terminated the employment agreement with the Claimant for "cause" as defined in the employment agreement. The Demand for Arbitration specifies a claim for relief by the Claimant of approximately $625,000 in salary plus other unspecified compensatory and punitive damages. CAI has recorded separation costs of $640,000 in connection therewith as of October 31, 1995.

CAI and the Claimant have been engaged in settlement discussions since the filing of the Demand for Arbitration and Management believes that the parties have reached an agreement in principle on the material terms of a proposed settlement, subject to the preparation and execution of definitive settlement agreements. No assurances can be given, however, that the settlement of this proceeding will be effectuated.

On January 30, 1995, CAI entered into a three (3) year Consulting Agreement with a consultant, Robert T. Caruso (the "Consultant"), who was an executive of the former parent company, for strategic planning services and assistance in securing financial arrangements. This Consulting Agreement was terminated on April 24, 1995 in connection with the closing of the Separation Agreement with Primedex Health Systems, Inc. On May 1, 1995, CAI agreed to enter into a new consulting agreement with an entity (the "Entity") affiliated with the Consultant (the "New Consulting Agreement") providing for payments for services at the monthly rate of $38,500 to commence on October 1, 1996 (one day after the expiration of the Consultant's consulting agreement with Primedex Health Systems, Inc.) and to terminate on December 31, 1998. Pursuant to the New Consulting Agreement, the Entity will provide advice and counsel to CAI regarding business strategies and implications, oversight and assistance in financing arrangements. On August 22, 1995, pursuant to a resolution approved by its Board of Directors on August 17, 1995, CAI terminated the New Consultation Agreement with the Consultant or any entity affiliated with the Consultant for cause. Management believes that any potential claim against CAI by the Consultant is without merit.

                                  Schedule 7.5

                    Licenses Required to Perform Obligations

The following licenses are to be maintained until BCBSNJ approved replacement systems/licenses are in place:

   Medical Approval Protocol System (MAPS)

   PAS length of stay tables

   Access to BCBSNJ's National Second Opinion Panel for a Second Opinion Network

   MEDecision site licenses

                                                                  Exhibit 4.1(d)

                Illustrative Quarterly Bonus Payment Calculation
                            as of Third-Quarter 1997

Assumptions:  Entries in columns (1), (2), (3)
              First-Quarter Payment (FQP) = $0, Second-Quarter
              Payment (SQP) = $10,000

                                   (1)    (2)    (3)    (4)     (5)

Individual Under 65 CMM            15     550    500    515    $222,075

Individual Under 65 non-CMM        65     365    325    330     320,775

Small Employer                     75     285    250    250           0

Corporate 50-99                    25     310    280    275    (123,375)
                                                               --------
                                                                   S

                                                                     Section
                                                                     Reference
                                                                     ---------

(1)  =   Average number over first nine months of 1997 of
         members of the Serviced Population for the
         Current Year/1,000                                             N/A

(2)  =   Days/1,000 Prior Year                                          1.3

(3)  =   Days/1,000 Current Year                                        1.2

(4)  =   Target = (2) - 35                                              1.57

(5)  =   Calculation = [(4) - (3)] x $987 x (1)                         1.7

S    =   Sum of entries in column 5 = $419,475                          1.7

Annualized Bonus Payment (ABA) = .25 x S (if S >= 0) = $104,869         1.7

Third-Quarter
  Bonus Payment = .60 (ABA/4) + [[(.60 ABA/4) x 2] - (FQP + SQP)]       4.1(d)

                = $15,730 + [($31,461 - ($0 + $10,000)]

                = $37,191

                                Exhibit 10.3(a)

                   Form of Post-Termination License Agreement

                    [Not attached; on file with the Company]